Exhibit 10.1

EXECUTION COPY

FINANCING AGREEMENT

Union Bank of California, N.A.

(as Agent and Lender)

The Other Lenders from Time to Time Party Hereto

And

Aquila, Inc.

(as Borrower)

Dated as of October 22, 2004

TABLE OF CONTENTS

SECTION 1 Definitions.
SECTION 2 Conditions Precedent.
SECTION 3 Revolving Loans.
SECTION 4 Periodic Reporting.
SECTION 5 Applicable Laws
SECTION 6 Collateral.
SECTION 7 Representations, Warranties and Covenants.
SECTION 8 Interest, Fees and Expenses.
SECTION 9 [Reserved].
SECTION 10 Events of Default and Remedies.
SECTION 11 Termination
SECTION 12 Miscellaneous.
SECTION 13 Agreement Between the Lenders.
SECTION 14 Agency.

EXHIBITS AND SCHEDULES

Schedule I	Cash Equivalents

Exhibit A	Form of Revolving Loan Promissory Note
Exhibit B	Form of Monthly Report
Exhibit C	Form of Assignment and Transfer Agreement
Exhibit D	Estimated percentage of funds held in the Blocked Accounts that do not relate to the Receivables, together with the related true-up provisions
Exhibit E	Form of Power of Attorney

FINANCING AGREEMENT, dated as of October 22, 2004 (this “Agreement”) among Aquila, Inc., a Delaware corporation (the “Company”), Union Bank of California, N.A. (“Union Bank”) acting in its capacity as agent for the lenders (in such capacity, the “Agent”) and in its capacity as Lender (as defined below), and the other lenders that from time to time become party hereto (each, a “Lender” and collectively, the “Lenders”).

PRELIMINARY STATEMENTS

1.     The Company has requested that the Lenders extend credit and other financial accommodations on a secured basis to the Company in the form of revolving credit advances.

2.     In consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.  Definitions.

1.1           Defined Terms.  As used in this Agreement, the following terms have the following meanings:

Additional Commitment has the meaning set forth in Section 3.10.

Adverse Claim means a lien, security interest, charge, or encumbrance, or other right or claim of any Person.

Agent has the meaning set forth in the preamble to this Agreement.

Agreement has the meaning set forth in the preamble to this Agreement.

Applicable Reserve means the sum of (i) any Operating Reserve and (ii) any Dilution Reserve.

Approved Fund means any fund that is advised or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or affiliate of an entity that administers or manages a Lender.

Assignment and Transfer Agreement means the Assignment and Transfer Agreement in the form of Exhibit C hereto.

Availability means at any time the amount by which: (a) the lesser of (i) the Borrowing Base and (ii) the Revolving Line of Credit exceeds (b) the outstanding aggregate amount of all Obligations, including all Obligations with respect to Revolving Loans.

Base Rate means, for any day, a rate per annum (rounded upwards, if necessary, to the nearest one one-hundredth of one percent (0.01%)) equal to the greater of (a) the Prime Rate in effect on such day and (b) the sum of (i) the Federal Funds Rate in effect for such day plus (ii) one-half of one percent (0.50%).  If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.

Base Rate Loans means any loans or advances pursuant to this Agreement made or maintained at a rate of interest based upon the Base Rate.

Blocked Account means a deposit account into which the proceeds of Receivables are deposited and which is subject to a Blocked Account Agreement pursuant to Section 2.1(r) or Section 3.4(b).

Blocked Account Agreement means (i) the Blocked Account Agreement dated as of October 22, 2004 among the Company, the Agent and The Northern Trust Company, (ii) the Blocked Account Agreement dated as of October 22, 2004 among the Company, the Agent and Commerce Bank, N.A., (iii) the Blocked Account Agreement dated as of October 22, 2004 among the Company, the Agent and UMB Bank N.A., and (iv) each other agreement in form and substance reasonably satisfactory to the Agent entered into after the Closing Date among the Company, the Agent and any new Blocked Account Bank.

Blocked Account Bank means any depository bank or other financial institution at which a Blocked Account is maintained.

Borrowing Base means as of any date of determination an amount equal to (i) 80% of the Net Receivables Pool Balance as of the date of the most recent Monthly Report, less (ii) the Applicable Reserve as of such date of the determination, less (iii) the aggregate amount of the portion of the Outstanding Balance of each Eligible Receivable relating to sales or use taxes.

Business Day means any day (other than a Saturday or Sunday) on which (i) banks are not authorized or required to close in Kansas City, Missouri, Los Angeles, California or New York, New York and (ii) if this definition of “Business Day” is utilized in connection with LIBOR or LIBOR Loans, dealings in United States dollar deposits are carried out in the London inter-bank market.

Capital Stock means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

Cash Equivalents means the cash equivalents specified on Schedule I.

Closing Date means the date that this Agreement has been duly executed by the parties hereto and delivered to the Agent and the conditions precedent set forth in Section 2.1 have been satisfied or, if applicable, waived.

Closing Fee has the meaning set forth in the Fee Letter.

Collateral means, collectively, all present and future Receivables, Related Security and Collections, in each case whether now owned by or owing to, or hereafter acquired by or arising in favor of the Company and, without duplication, all proceeds of the foregoing.

Collections means, with respect to any Receivable, all cash collections and other cash proceeds of such Receivable, including all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

Commitment means each Lender’s commitment in accordance with this Agreement to make Revolving Loans, in the amount of its pro rata share of the Revolving Line of Credit set forth opposite such Lender’s signature on the signature page to this Agreement, including any Additional Commitment, plus or minus amounts assigned to or by such Lender in any Assignment and Transfer Agreement, as such Commitment may be reduced or adjusted from time to time in accordance with this Agreement.

Commitment Termination Date means the earliest of (i) April 22, 2005 and (ii) the date of termination of the Revolving Line of Credit pursuant to Section 3.3 or Section 10.2.

Company has the meaning set forth in the preamble to this Agreement.

Compliance Certificate has the meaning set forth in Section 7.6(k).

Consolidated refers to the consolidation of accounts in accordance with GAAP.

Consolidated Assets means on any date of determination, all amounts that are or should, in accordance with GAAP, be included under assets on a Consolidated balance sheet of any Person and its Subsidiaries determined in accordance with GAAP.

Consolidated Interest Expense means, with reference to any period, interest on all Debt of the Company and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP (except excluding amortization of Debt issuance costs).

Consolidated Net Income means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (except excluding extraordinary gains and losses).

Consolidated Net Worth means, as of any Covenant Compliance Date, the amount of the common equity of the Company less accumulated other comprehensive gains (or, if applicable, plus accumulated other comprehensive losses) as of such day, determined on a consolidated basis in accordance with GAAP.

Contract means the invoices, sales or supply agreements, tariffs, rate schedules, or other writings that generate or otherwise evidence Receivables arising from the sale of electric energy or natural gas by the Company’s regulated distribution and retail operations in, or Merchandise Receivables arising with respect to the Company’s operations in, the States of Colorado, Kansas, Michigan, Missouri and Nebraska.

Covenant Compliance Date means the last date of each Fiscal Quarter.

Credit Agreements means collectively (i) the U.S. $110,000,000 Revolving Credit Agreement dated as of September 20, 2004, among the Company, the lenders party thereto and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent and (ii) the U.S. $220,000,000 Credit Agreement dated as of September 20, 2004, among the Company, the lenders party thereto and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent.

Credit and Collection Policy means those credit and collection policies and practices in effect on the Closing Date relating to Contracts and Receivables, as modified from time to time in a manner not prohibited by the terms of this Agreement.

Cross-Aged Receivable means any Receivable of an Obligor if at least 50% of the aggregate Outstanding Balances of all Receivables of such Obligor are attributable to Defaulted Receivables.

Debt means, with respect to any Person, the aggregate principal amount of all obligations that, in accordance with GAAP consistently applied and without duplication,

would be classified as debt on its Consolidated balance sheet; provided, however, that with respect to the Company, “Debt” excludes obligations to the extent that such obligations are cash collateralized.

Default Notice means a “Default Notice” under and as defined in a Blocked Account Agreement with a Blocked Account Bank.

Default Rate of Interest means a rate of interest per annum on any Obligations hereunder, equal to the sum of: (a) two percent (2%) and (b) the applicable increment over the Base Rate (as set forth in Section 8.1 hereof) plus the Base Rate, or the applicable increment over LIBOR (as set forth in Section 8.8 hereof) plus LIBOR, which the Agent shall be entitled to charge the Company on all Obligations due to the Agent on behalf of the Lenders by the Company, as further set forth in Section 10.2 of this Agreement.

Default Ratio means the ratio (expressed as a percentage) computed as of the last day of each calendar month based on the Monthly Report for such month of (i) the aggregate Outstanding Balance of all Receivables that were Defaulted Receivables on such date or would have been Defaulted Receivables on such date had they not been written off the books of the Company during such month, over (ii) the aggregate Outstanding Balance of all Receivables on such date.

Defaulted Receivable means a Receivable: (i) as to which any payment, or part thereof, remains unpaid for 61 or more days from the original invoice date for such payment, (ii) as to which the Obligor thereof has taken any action, or suffered any event to occur, of the type described in Section 10.1(f), or (iii) which, consistent with the Credit and Collection Policy, would be written off the Company’s books as uncollectible.

Deposit Reserve means the aggregate amount of all Deposits.

Deposits mean Related Security provided by Obligors to the Company in the form of cash or immediately available funds.

Dilution Reserve means, for any date of determination, an amount equal to the product of (a) the Outstanding Balance of all Receivables as of such date of determination, and (b) the percentage representing the excess, if any (otherwise zero) of (i) the percentage equivalent of a fraction, the numerator of which is the Three Month Rolling Average Dilutions and the denominator of which is the Three Month Average NRPB, over (ii) 5%.

Domestic Utility Business means the regulated electric and natural gas assets and businesses owned and operated by the Company in the United States.

EBITDA means, for any period, the total of the following calculated without duplication: (a) Consolidated Net Income (or loss) of the Domestic Utility Business and the Telecommunications Business for such period plus (b)(i) Consolidated Interest Expense, (ii) Federal, state, county and local income and franchise Taxes, and (iii) depreciation, amortization, unallocated corporate costs and other non-cash charges, in each case, of such Domestic Utility Business and the Telecommunications Business for such period, but only to the extent deducted in the determination of Consolidated Net Income of the Domestic Utility Business and the Telecommunications Business for such period less (c) all expenses of the Company not related to the Domestic Utility Business, the Telecommunications Business or the business conducted by Aquila Merchant Services, Inc. and its Subsidiaries (except excluding (x) extraordinary gains and losses, (y) $8,500,000 of payments in connection with the recombination of the Company and Aquila Merchant Services, Inc. and (z) fees and expenses related to the Amendment No. 1 to the Retired Credit Agreement).

Eligible Assignee means (i) a Lender; (ii) an Approved Fund; (iii) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $250,000,000; (iv) a savings association or savings bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $250,000,000; (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans (or a size similar to the Loans) in the ordinary course of its business and having (together with its affiliates) total assets in excess of $250,000,000; and (vi) any other Person approved by the Agent; provided, however, that neither the Company nor any affiliate thereof shall qualify as an Eligible Assignee under this definition.

Eligible Receivable means, at any time, a Receivable:

(i)            the Obligor of which (a) if a natural person, maintains a service address within the United States, (b) if a corporation or other business organization, maintains a place of business within the United States, (c) is not an affiliate of the Company, and (d) is not the United States, or any subdivision or agency thereof, and if the Obligor thereof is a state government or municipality, or any subdivision or agency thereof, the Company has complied with all applicable requirements of state law to create and perfect the security interest of the Agent therein;

(ii)           which is not a Defaulted Receivable;

(iii)          which, according to the related Contract, is required to be paid in full within 31 days of the original billing date therefor or is a Merchandise

Receivable which, according to the related Contract, is required to be paid in full within three years of the original billing date therefor (and, in either case, has not had its payment terms extended), but in the case of Merchandise Receivables, only to the extent that the aggregate amount of Merchandise Receivables does not exceed $2,000,000;

(iv)          which is an “account” or a “payment intangible” within the meaning of Section 9-102(a) of both the New York UCC and the Delaware UCC;

(v)           which is denominated and payable only in United States dollars in the United States;

(vi)          which arises under a Contract that has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles;

(vii)         which, together with the related Contract, does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

(viii)        that arises under a Contract that (a) does not require the Obligor to consent to the transfer or assignment (including for security) of the rights and duties under such Contract of the Company or any of its assignees, and (b) does not contain a confidentiality provision that purports to restrict the ability of any such assignee to exercise rights under the agreement(s) effecting, relating to or governing such assignment, including the right to review the Contract;

(ix)           that arises under a Contract that contains an obligation to pay a specified sum of money, contingent only upon the sale of electricity or natural gas, or the provision of other goods or services by the Company and not by any other Person (in whole or in part);

(x)            that was generated or originated by the Company in the ordinary course of the Company’s business;

(xi)           that is not subject to any known dispute or any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against the Company or any other Adverse Claim, and the Obligor thereon holds no contractual right as against the Company to cause Company to repurchase the goods the sale of which shall have given rise to such Receivable;

(xii)          as to which the Company has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than (for yet-to-be invoiced Receivables) issuance of an invoice for such Receivable, or payment thereon by the applicable Obligor;

(xiii)         which satisfies all applicable requirements of the Credit and Collection Policy;

(xiv)        which is not a Cross-Aged Receivable; and

(xv)         which, according to the related Contract, the Obligor’s account is subject to a balanced or levelized payment plan of the Company, but only to the extent that the amount of such Receivable does not exceed the lower of (a) the Outstanding Balance of such Obligor’s account and (b) the amount such Obligor would have owed to the Company if such Obligor’s account was not subject to a balanced or levelized payment plan of the Company.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Eurocurrency Liabilities has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System.

Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to the Agent or any present or future Lender or participant on such day (including basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as Eurocurrency Liabilities)) maintained by the Agent or any such Lenders or participants (such rate to be calculated to one sixteenth of one percent (1/16 of 1%) or, if such rate is not calculated to one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Event of Default has the meaning set forth in Section 10.1 of this Agreement.

Excluded Receivable means the obligation of an Obligor that would otherwise constitute a Receivable as defined herein, but that (i) arises from the electric or gas utility operations of the Company in the State of Iowa, Minnesota or South Dakota; (ii) is being serviced by the Company for the benefit of Cornerstone Energy, Inc. pursuant to the Billings and Other Services Agreement made as of September 30, 2002, between the Company and Cornerstone Energy, Inc., or is identified in the books and records of the Company as a receivable owing to the Company by Cornerstone Energy, Inc.; (iii) is a Receivable of a category or class which the Company has designated or identified, in writing (and in a manner reasonably acceptable to the Agent) as a category or class that, as of the next reporting period following delivery of a Monthly Report hereunder, is prospectively to be classified as an Excluded Receivable hereunder (it being understood that following such designation only newly originated Receivables, and not existing outstanding Receivables, within such category or class will thereby become Excluded Receivables); provided that the Agent shall have consented to such designation or identification of such category or class (such consent not to be unreasonably withheld); or (iv) is as of the Closing Date a Defaulted Receivable.

Excluded Taxes means (i) any income tax (including branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income) or franchise tax based on net income or any other tax upon or measured by income or gross receipts imposed by the United States of America or by any state, local or foreign jurisdiction as a result of a present or former connection between such jurisdiction imposing such tax and the Indemnified Party (including withholding taxes attributable to the treatment of the Indemnified Party as having “effectively connected taxable income” within the meaning of Section 1446(c) of the Internal Revenue Code of 1986, as amended); (ii) any taxes, levies, imposts, duties, charges, or fees that would not have been imposed but for the failure by such Indemnified Party to provide and keep current any certification or other documentation required to qualify for an exemption from or reduced rate thereof; (iii) any taxes, levies, imposts, duties, charges, or fees to the extent of any credit or other benefit actually realized by such Indemnified Party as a result thereof; and (iv) any taxes, levies, imposts, duties, charges, or fees imposed as a result of a change by any Indemnified Party of the office in which any interest under this Agreement or in respect of any Receivable or Contract is held, accounted for or booked.

Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight

Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

Fee Letter means that certain letter agreement between the Company and the Agent dated as of October 22, 2004.

Finance Charges means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

Fiscal Quarter means each consecutive three calendar month period ending March 31, June 30, September 30 or December 31 of any fiscal year.

GAAP means generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

Indemnified Amounts has the meaning set forth in Section 7.7.

Indemnified Party has the meaning set forth in Section 7.7.

Interest Period means:

(a)           with respect to any initial request by the Company for a LIBOR Loan, a one month, two month or three month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two or three months thereafter, as applicable; and

(b)         thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of the Company, any one month, two month or three month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as applicable;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii)           any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iii)          for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) Reuters quotes an applicable rate or the Agent determines LIBOR, as provided in the definition of LIBOR, (y) LIBOR determined by the Agent will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the Commitment Termination Date.  If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Agent shall so notify the Company and the Company thereafter may designate a different Interest Period or, if no such other Interest Periods are available, interest shall be calculated on the outstanding principal amount of all Revolving Loans at the applicable per annum rate based upon the Base Rate.

Lenders has the meaning set forth in the preamble to this Agreement.

LIBOR means, with respect to any Interest Period, the rate per annum equal to the rate that appears on Reuters Page LIBOR 01 (or on any successor or any substitute page of such service, or any successor to or substitute for such service providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11 A.M. (London, England time) two (2) Business Days before the first day of such Interest Period as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided, however, that if such rate is not available at such time for any reason, LIBOR shall be the rate per annum equal to the average rate per annum (rounded upward to the nearest whole multiple of one one-hundredth of one percent (0.01%) if such average is not such a multiple) at which deposits in Dollars are offered to the Agent in the London interbank market as at approximately 11 A.M. (London, England time) two (2) Business Days before the first day of such Interest Period.

LIBOR Loan means any loans made pursuant to this Agreement which are made or maintained at a rate of interest based upon LIBOR, provided that (i) no Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse has occurred and is continuing hereunder, which has not been waived in writing by the Required Lenders, and (ii) no LIBOR Loan shall be made with an Interest Period that ends subsequent to the date specified in the definition of Commitment Termination Date.

Liquidity means as of any date of determination, without duplication, the aggregate amount of (i) cash on deposit in the Blocked Accounts, (ii) cash and Cash Equivalents on deposit in any account of the Company maintained with the Agent, which cash, Cash Equivalents and accounts are not subject to any Adverse Claim other than the lien of the Agent granted hereunder, (iii) cash and Cash Equivalents on deposit in any domestic U.S. account of the Company not maintained with the Agent, which cash, Cash Equivalents and accounts are not subject to any Adverse Claim other than the lien of the Agent granted hereunder, (iv) available unused borrowing capacity under the U.S. $110,000,000 Revolving Credit Agreement dated as of September 20, 2004, among the Company, the lenders party thereto and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent, provided, however, that the Company shall have provided evidence reasonably satisfactory to the Agent of the amount of availability under such Credit Agreement, and (v) available unused borrowing capacity under this Agreement.  For purposes of this definition of Liquidity, the terms “available” and “availability” mean that as of any date of determination the conditions precedent to borrow (other than the giving of a borrowing notice) as of such date of determination have been satisfied or waived.

Liquidity Event means the Company fails at any time to maintain at least $30,000,000 of Liquidity.

Loan Documents means this Agreement, the Promissory Notes (if any), any Blocked Account Agreements, the Fee Letter, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Material Adverse Effect means an event or circumstance constituting or having a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company or its Domestic Utility Business, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement or the Blocked Account Agreements, (iii) the legality, validity or enforceability of this Agreement, the Blocked Account Agreements, or any portions thereof, (iv) the Agent’s interest in the Collateral generally or in any significant portion of the Collateral, or (v) the collectibility of the Receivables generally or of any material portion of the Receivables and related other Collateral.

Material Subsidiary means, as at any time of determination, each Subsidiary of the Company which, in the aggregate, as at the end of the Fiscal Quarter immediately preceding such time of determination, has Consolidated Assets equal to or greater than 10% of the total Consolidated Assets of the Company and its Subsidiaries as at the end of such Fiscal Quarter, as determined in accordance with GAAP; provided, that neither Aquila Merchant Services, Inc. nor any of its Subsidiaries will constitute a Material Subsidiaries for the purpose of this definition.

Merchandise Receivable means a receivable generated by the sale or service of appliances or other goods (other than natural gas).

Monthly Report means a report, in substantially the form of Exhibit B, furnished by the Company to the Agent pursuant to Section 4(b).

Moody’s means Moody’s Investors Service, Inc.

Net Receivables Pool Balance means at any time the aggregate Outstanding Balance of the Eligible Receivables at such time, less (i) the amount of the Deposit Reserve at such time, less (ii) the aggregate amount of Finance Charges then due and owing with respect to all Eligible Receivables, and less (iii) $20,000,000 for any date of determination during the months of March and April, but only if the Company fails to maintain, as of such date of determination, at least $100,000,000 of Liquidity and the aggregate outstanding balance of Revolving Loans, as of such date of determination, exceeds $50,000,000 in the aggregate.

Non-Recourse Debt means either (a) Debt as to which the Company has no direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part, or (b) Debt of the Company that funded the purchase or construction of Domestic Utility Business assets, whereby the recourse of the lenders is limited solely to the assets purchased or constructed with such Debt (and, therefore, the lenders are not contractually entitled to recourse against the general assets of the Company if an event of default were to occur with respect to such Debt).

Obligations means all outstanding loans, advances and extensions of credit made by the Agent and/or the Lenders to the Company, or to others for the Company’s account (including, without limitation, all Revolving Loans), interest thereon, together with any due but unpaid fees, indemnities and other amounts or obligations existing or arising or owing by the Company pursuant to this Agreement.

Obligor means a Person obligated to make payments pursuant to a Contract.

Operating Reserve means the amount determined by the Agent, from time to time, as an appropriate reserve in its reasonable credit judgment.

Other Overadvances has the meaning set forth in Section 8.1(b).

Out-of-Pocket Expenses means all of the Agent’s (and the Lenders upon the occurrence of an Event of Default which is not waived) present and future expenses incurred relating to this Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to the cost of syndication activities, administration, preparation of documentation, record searches, all costs and expenses incurred by the Agent in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on the Agent due to returned items and “insufficient funds” of deposited checks and the Agent’s and its consultants’ standard fees relating thereto, travel, lodging and similar expenses of the Agent’s personnel in connection with inspecting and monitoring the Collateral from time to time hereunder, any applicable external counsel fees and disbursements, fees and taxes relative to the filing of financing statements and all expenses, costs and fees set forth in Section 10.3 of this Agreement, provided that the Company will not be liable for any fees or expenses incurred by Union Bank or its affiliates prior to September 8, 2004.

Outstanding Balance means, with respect to any Receivable at any time, the then outstanding principal balance thereof.

Overadvance Rate means a rate equal to one-half of one percent (1/2%) per annum in excess of the applicable rate of interest otherwise determined in accordance with Section 8.1(b) of this Agreement.

Overadvances means the amount by which (a) the sum of all outstanding Revolving Loans and advances made hereunder exceeds (b) the lesser of (i) the Borrowing Base and (ii) the Revolving Line of Credit.

P.O. Box means a locked postal box located in a United States post office, which relates to a Blocked Account, is subject to the control of a Blocked Account Bank, and is used by Obligors to remit payments of Receivables.

Perfection Certificate means the Perfection Certificate prepared by the Company and delivered to the Agent, in the form provided to the Company by the Agent or its special counsel.

Person means an individual, partnership, limited partnership, limited liability partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity.

Power of Attorney has the meaning set forth in Section 6.6.

Prime Rate means the rate of interest per annum adopted and announced from time to time by Union Bank as its prime commercial lending rate at its primary lending office in the United States.  For purposes of this Agreement, any change in the Base Rate due to a change in the Prime Rate shall be effective on the date such change in the Prime Rate is adopted.

Promissory Note means a promissory note substantially in the form of Exhibit A.

Receivable means the total payment and other obligations owed to the Company (whether or not yet invoiced to the customer) arising under a Contract, including that part of the total payment that reflects distribution and transportation charges and any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, and which are identified or designated in the books and records of the Company (including its accounting system) as part of the Company’s “Domestic Utilities” reporting segment, and further includes the obligation to pay any Finance Charges with respect thereto; provided that Receivables shall not include Excluded Receivables.  Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, further that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or the Company treats such indebtedness, rights or obligations as a separate payment obligation.

Records means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

Related Security means with respect to any Receivable constituting Collateral:

(i)            all of the Company’s interest in the goods (including returned or repossessed goods), if any, the sale, financing or lease of which gave rise to such Receivable and all insurance contracts with respect thereto;

(ii)           all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements filed against an Obligor as debtor and security agreements describing any collateral securing such Receivable;

(iii)          all guaranties, letters of credit, insurance, “supporting obligations” (within the meaning of Section 9-102(a) of the UCC of all applicable jurisdictions) and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(iv)          all service contracts and other contracts and agreements solely associated with such Receivable;

(v)           all the Company’s rights, title and interest in and to Records solely related to such Receivable;

(vi)          all of Company’s right, title and interest in and to each Blocked Account, related P.O. Box and any and all agreements related thereto (subject to the provisions set forth in Section 3.4(b)); and

(vii)         all proceeds of any of the foregoing.

Requested Overadvances has the meaning set forth in Section 8.1(b).

Required Lenders means, on any date of determination, Lenders who, collectively on such date (i) hold outstanding Revolving Loans in the amount of 51% or more of the aggregate outstanding Revolving Loans and (ii) if no Revolving Loans are outstanding, hold aggregate Commitments under this Agreement in an amount of 51% or more of the Revolving Line of Credit.  Determination of those Lenders satisfying the criteria specified above for action by the Required Lenders shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

Retired Credit Agreement means the Credit Agreement dated as of April 9, 2003, among the Company, the several banks and other financial institutions from time to time party thereto, and Credit Suisse First Boston, acting through its Cayman Islands Branch, as administrative agent.

Revolving Line of Credit means the aggregate Commitments of the Lenders to make loans and advances pursuant to Section 3 of this Agreement, in the aggregate amount of $125,000,000, provided, however, that if one or more additional Lenders are made party to this Agreement pursuant to Section 3.10, then “Revolving Line of Credit” means the aggregate Commitments of the Lenders (including the Additional Commitment) to make loans and advances pursuant to Section 3 of this Agreement, in the maximum aggregate amount of up to $150,000,000.

Revolving Loan Account means the account on the Agent’s books, in the Company’s name, in which the Company will be charged with all Obligations under this Agreement.

Revolving Loans means the loans and advances made, from time to time, to or for the account of the Company by the Agent, on behalf of the Lenders, pursuant to Section 3 of this Agreement.

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

SEC Reports means the periodic reports filed by the Company with the Securities and Exchange Commission on a Form 10-K, 10-Q or 8-K or any successor forms thereto.

Settlement Date means the date, weekly, and more frequently, at the discretion of the Agent, upon the occurrence of an Event of Default or a continuing decline or increase of the Revolving Loans, that the Agent and the Lenders shall settle amongst themselves so that (a) the Agent shall not have, as the Agent, any money at risk and (b) on such Settlement Date the Lenders shall have a pro rata amount of all outstanding Revolving Loans, provided that each Settlement Date for a Lender shall be a Business Day on which such Lender and its bank are open for business.

Stated Maturity means, when used with respect to any Debt, the date or dates specified in the instrument governing such Debt as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Debt, or any installment of interest thereon, is due and payable.

Sweep Event means (i) any breach of Section 4 or Section 7.2(h), (ii) the occurrence of an event described in Section 10.1(f)(i)(B) but prior to the elapsing of the 45-day period described therein, (iii) any breach of Section 5.01(l) of either Credit Agreement or (iv) the occurrence of a Liquidity Event.

Subsidiaries of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of’ any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person (whether directly or through one or more other subsidiaries) and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Unless otherwise expressly stated herein, all references to any Subsidiary are to direct or indirect Subsidiaries of the Company.

Taxes means all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

Telecommunications Business means the telecommunications business conducted by Everest Global Technologies Group, LLC and its Subsidiaries.

Three Month Rolling Average Dilutions means, an amount, notified by the Agent to the Company in writing from time to time following the Agent’s receipt of the Monthly Report or the Agent’s completion of its most recent field audit of the Company, constituting the average, for the three full calendar months ending prior to the Agent’s receipt of the Monthly Report or the completion of such field audit, of the monthly amount of historical returns, write-offs, discounts, claims, credits and allowances in favor of Obligors on Receivables (provided, that for the period from the Closing Date until the first such notification by the Agent as aforesaid, Three Month Rolling Average Dilutions equals $0).

Three Month Rolling Average NRPB means the average, for the same three full calendar months referred to in the definition of Three Month Rolling Average Dilutions, of the Net Receivables Pool Balance (less the aggregate amount of the portion of the Outstanding Balance of each Eligible Receivable relating to sales or use taxes) as of the end of each such month.

Total Capital means on any date (a) Debt of the Company on such date plus (b) Consolidated Net Worth as of the end of the most recent Fiscal Quarter.

Transferee has the meaning set forth in Section 13.5(c).

UCC means the Uniform Commercial Code as the same may be amended and in effect from time to time in the specified jurisdiction.

Union Bank has the meaning set forth in the preamble to this Agreement.

Unused Facility Fee means a fee equal to 0.50% per annum on the daily unused portion of the Revolving Line of Credit.

Working Day means any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

1.2           Rules of Interpretation.  Unless otherwise required by the context in which any term appears:  (a) capitalized terms used in this Agreement have the meanings specified in Section 1.1; (b) the singular of a defined term includes the plural; (c) references to “Sections,” “Schedules” or “Exhibits” (if any) refer to sections, schedules or exhibits (if any) of this Agreement, unless otherwise specified; (d) all references to a particular Person include a reference to such Person’s successors and permitted assigns; (e) the words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; (f) all accounting terms not specifically defined herein will be construed in accordance with GAAP, consistently applied, and all terms used in Article 9 of the New York UCC, and not specifically defined herein, are used herein as defined in such Article 9; (g) references to this Agreement include a reference to all schedules and exhibits hereto, as the same may be amended, modified, supplemented or replaced from time to time; (h) references to any agreement, document or instrument mean a reference to such agreement, document or instrument, and all appendices, annexes, schedules and exhibits thereto, as in effect on the Closing Date or as the same may be amended, modified, supplemented or replaced from time to time; (i) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in this Agreement; (j) the use of the words “include,” “includes” and “including” in this Agreement to refer to specific examples will be deemed to be followed by the phrase “without limitation” or “but not limited to” and will not be construed to mean that the examples given are an exclusive list of the topics covered; and (k) the use of the word “or” will not be exclusive.

SECTION 2.  Conditions Precedent.

2.1           The obligation of the Agent and the Lenders to make the initial loans hereunder is subject to the satisfaction of, extension of or waiver of (in writing), on or prior to, the Closing Date, the following conditions precedent:

(a)          [Reserved];

(b)         A copy of the resolutions adopted by the Board of Directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement and the other documents to be delivered by it hereunder and the transactions contemplated hereby and thereby, certified by its Secretary or Assistant Secretary;

(c)          A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of at least two officers authorized on its behalf to sign this Agreement and the other documents to be delivered by it hereunder and as to an attached true and correct copy of Company’s bylaws;

(d)         Certificate of Incorporation of the Company certified by the Secretary of State of the jurisdiction of its incorporation on or within 30 days prior to the Closing Date;

(e)          Good standing certificates for the Company issued by the Secretaries of State of the states of Delaware, Missouri, Kansas, Michigan, Colorado and Nebraska;

(f)          Either (i) a counterpart of this Agreement signed on behalf of each party hereto or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(g)         Receipt by Company and delivery to Agent of any state and federal regulatory consents, waivers and approvals necessary for the execution, delivery and performance of the Loan Documents;

(h)         A file-stamped copy of one or more proper UCC termination statements, if any, necessary with respect to each previously filed UCC financing statement, if any, that names the Company as debtor and covers any of the Collateral;

(i)           UCC and federal tax and judgment lien search results from the Delaware Secretary of State, the Missouri Secretary of State, and the County Recorder’s office of Jackson County, Missouri, each dated as of a date reasonably close to the Closing Date indicating that all or any portion of the Collateral are not covered by any effective financing statement or federal tax lien or judgment lien;

(j)           A certificate of the Company certifying (i) that the representations and warranties made, or deemed to be made, by the Company in connection with this Agreement or the Monthly Reports are true and correct in all material respects; and (ii) as to the absence of any Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse;

(k)          The Agent must have received, on behalf of itself and the Lenders, the fees to be received prior to the initial extension of credit as agreed between the Agent and the Company, and Agent must have received reimbursement of all agreed-upon costs and expenses (including the reasonable fees and expenses of external counsel to the Agent to the extent invoiced);

(l)           A favorable opinion of Leslie J. Parrette, Jr., general counsel to the Company, in form and substance reasonably satisfactory to Agent, as to such matters as the Agent reasonably may request;

(m)         A favorable opinion of Chadbourne & Parke LLP, special counsel to the Agent, in form and substance reasonably satisfactory to Agent, as to such matters as the Agent reasonably may request;

(n)         A favorable opinion of Hogan & Hartson LLP, federal regulatory counsel to the Company, in form and substance reasonably satisfactory to Agent, as to such matters as the Agent reasonably may request;

(o)         A favorable opinion of regulatory counsel to the Company in the states of Missouri, Kansas, Michigan, Colorado, Nebraska, South Dakota, Iowa and Minnesota in form and substance reasonably satisfactory to the Agent, as to such matters as the Agent reasonably may request;

(p)         A favorable opinion of Morris, Nichols, Arsht & Tunnell, special counsel to the Company, in form and substance reasonably satisfactory to Agent, as to such matters as the Agent reasonably may request;

(q)         A favorable opinion of Blackwell Sanders Peper Martin LLP, special counsel to the Agent, in form and substance reasonably satisfactory to Agent, as to such matters as the Agent reasonably may request;

(r)          Executed copies of Blocked Account Agreements for each Blocked Account;

(s)          For each Lender party hereto as of the Closing Date that is not incorporated under the laws of the United States of America or a state thereof, two duly completed copies of United States Internal Revenue Service Form W-8ECI, certifying that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes;

(t)          Such other information, acknowledgements, documents and certificates as Agent may reasonably request in form and substance reasonable satisfactory to Agent;

(u)         Evidence of payment by the Company of the Closing Fee due and payable to the Agent; and

(v)         A file-stamped copy of (i) a proper UCC financing statement shall have been filed with the Delaware Secretary of State naming the Company as debtor and the Agent as secured party of record and covering the Collateral and (ii) a proper UCC financing statement shall have been filed with the Illinois Secretary of State, New York Secretary of State and Missouri Secretary of State naming the Company as debtor and the Agent as secured party of record and covering the applicable Blocked Account.

Upon the execution of this Agreement and the initial disbursement of loans hereunder, all of the above conditions precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Company and the Agent shall otherwise agree in writing.

2.2           Conditions to Each Extension of Credit.  Subject to the terms of this Agreement, including without limitation the Agent’s rights pursuant to Section 10.2 hereof, the agreement of the Agent on behalf of the Lenders to make any extension of credit requested to be made by it to the Company on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties - Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct on and as of such date as if made on and as of such date;

(b)           No Default - No Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date, including the occurrence of the event described in Section 10.1(f) but prior to the elapsing of the 45-day period described therein;

(c)           Borrowing Base - Except as may be otherwise agreed to from time to time by the Agent and the Company in writing and subject to Section 14.10, after giving effect to the extension of credit requested to be made by the Company on such date, the aggregate outstanding balance of the Revolving Loans owing by the Company will not exceed the lesser of (i) the Revolving Line of Credit and (ii) the Borrowing Base; and

(d)           Borrowing Notice - A notice of borrowing, as described in Section 3.1(b), in form and substance reasonably acceptable to the Agent, and the information necessary for the Agent and the Lenders to issue wire transfer instructions on behalf of the Company for the loans and/or advances to be made under this Agreement including, but not limited to, disbursement authorizations in form acceptable to the Agent shall have been delivered to the Agent.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in this Agreement have been satisfied and are true and correct, except as the Company and the Agent and/or the Required Lenders shall otherwise agree herein or in a separate writing.

SECTION 3.  Revolving Loans.

3.1           (a)           The Agent and the Lenders agree, subject to the terms and conditions of this Agreement, from time to time (severally to the extent of their Commitment but subject to the Agent’s and the Lenders’ right, but not obligation, to make Overadvances), to make loans and advances to the Company on a revolving basis (i.e., subject to the limitations set forth herein, the Company may borrow, repay and re-borrow Revolving Loans at any time prior to the Commitment Termination Date).  Such loans and advances shall be in amounts not to exceed the lesser of (a) the Availability and (b) the Revolving Line of Credit; provided that the Agent and/or the Lenders shall not be required to make any Revolving Loan or other extension of credit to the Company if, after giving effect to such Revolving Loan or other extension of credit to the Company, the aggregate outstanding balance of the Revolving Loans and other extensions of credit owing by the Company would exceed the lesser of the Borrowing Base and the Revolving Line of Credit.  All requests for loans and advances must be received by an officer of the Agent no later than (i) 9:00 A.M., Pacific time, of the Business Day on which any such Base Rate Loans and advances are required or (ii) three Business Days prior to any requested LIBOR Loan.

(b)           (i) Whenever the Company requests the Agent, on behalf of the Lenders, to make a Revolving Loan pursuant to this Section 3, it shall give the Agent notice in writing or irrevocable telephonic notice confirmed promptly in writing, specifying (A) the amount to be borrowed, and (B) the requested borrowing date (which shall be a Business Day and shall be prior to the Commitment Termination Date, or prior to any other effective termination date of this Agreement, all as further set forth herein), and (C) whether the requested Revolving Loan shall bear interest at the Base Rate or at LIBOR, as further set forth herein, and (D) if LIBOR is to apply, the desired initial Interest Period for such amount, and (E) the Borrowing Base applicable as such time.  If the Company fails to designate the proposed borrowing of a Revolving Loan as a Base Rate Loan or a LIBOR Loan, in accordance with this Section 3.1, then the requested borrowing shall be a Base Rate Loan.  If no Interest Period is elected with respect to any requested borrowing of a LIBOR Loan, then the requested Loan shall be made as a Base Rate Loan.  The procedure for Revolving Loans to be made on a requested borrowing date may be such other procedure as is mutually satisfactory to the Company, the Agent and/or the Lenders.  The Agent shall make loans and advances by transfers of immediately available funds to the Company’s bank account as specified in written instructions to be provided by the Company to the Agent.

(ii)           Subject to Section 14.10 hereof, should the Agent, on behalf of the Lenders, for any reason honor requests for Overadvances, such Overadvance shall be made in the Agent’s sole discretion, subject to any additional terms the Agent and/or the Required Lenders deem necessary.  Requests for loans and advances shall be made solely by the Company and shall be directed solely to the Agent.

(c)           The Agent shall on any requested borrowing date, and upon notice given by the Agent no later than 9:00 A.M. Pacific time, request each Lender to make a Revolving Loan in an amount equal to the product of the loan or advance requested pursuant to Section 3.1(b) and such Lender’s Commitment over the Revolving Line of Credit.  Without limiting the liability and obligation of each Lender to make such advances, the Company authorizes the Agent to charge the Company’s Revolving Loan Account with the Agent to the extent amounts received from the Lenders are not sufficient to repay in full the amount of any such deficiency.

(d)           (i) Subject to Section 13.9, each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Revolving Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)           As contemplated under Section 3.6, the Agent shall also maintain the Revolving Loan Account in which it will record (a) the amount of each Revolving Loan made hereunder, whether such Revolving Loan bears interest at the Base Rate or at LIBOR and the Interest Period with respect thereto, (b) the amount of any Obligations due and payable or to become due and payable from the Company to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Company and each Lender’s share thereof.

(iii)          Any Lender may request that its Revolving Loans be evidenced, in addition to the mechanisms evidencing Revolving Loans described in clauses (i) and (ii) above, by a Promissory Note.  In such event, the Company shall prepare, execute and deliver to such Lender such Promissory Note payable to the order of such Lender.  Thereafter, the Revolving Loans evidenced by such Promissory Note and interest thereon shall at all times (prior to any assignment pursuant to Section 13.9) be represented by one or more Promissory Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Promissory Note for cancellation and requests that such Revolving Loans once again be evidenced solely as described in paragraphs (i) and (ii) above.

(iv)          Subject to Section 3.7, the entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Obligations in accordance with their terms.

3.2           In no event shall the Lenders be required to make more than five advances in any month.  Each advance hereunder shall be in an aggregate principal amount of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof.

3.3           The Company may, upon two Business Days’ notice to the Agent, irrevocably terminate in whole or reduce in part, ratably across the Lenders’ Commitments, the unused portion of the Revolving Line of Credit; provided that each partial reduction must be in an amount equal to $1,000,000 or an integral multiple thereof.  Once reduced the Revolving Line of Credit may not be increased.

3.4           (a) All amounts received by the Agent will be credited to the Revolving Loan Account when the Agent is notified by its bank of its receipt of “collected funds” at the Agent’s bank account in Los Angeles, California on the Business Day of such notification if notified no later than 11:00 A.M. Pacific time or on the next succeeding Business Day if so notified after 11:00 A.M. Pacific time.  No checks, drafts or other instrument received by the Agent shall constitute final payment to the Agent and/or the Lenders unless and until such instruments have actually been collected.

(b)         The Company shall maintain, in its name and at its expense, all Blocked Accounts into which the Company shall promptly cause to be deposited (including through related P.O. Boxes) all Collections received by the Company.  The Agent agrees to initially instruct the Blocked Account Banks to, until such time as a contrary instruction is given by the Agent, comply with all instructions regarding disposition of funds in the Blocked Account originated by or at the direction of the Company.  If a Sweep Event has occurred and is continuing or if an Event of Default has occurred and has not been waived, the Agent may deliver a Default Notice to each Blocked Account Bank (which Default Notice may, in the discretion of the Agent, be accompanied by instructions to the related Blocked Account Bank to dispose of all Collections of Receivables in the Blocked Accounts to one or more other accounts designated by the Agent); provided that the Agent shall concurrently deliver to the Company a copy of such Default Notice together with a statement as to the nature of the Event of Default or

Sweep Event to which such Default Notice relates.  If the event giving rise to a Sweep Event (A) described in clause (i) of the definition thereof is remedied by the Company within 2 Business Days following notice thereof by the Agent to the Company, (B) described in clause (ii) of the definition thereof is stayed or dismissed within 45 days, or (C) described in clause (iv) of the definition thereof is remedied by the Company maintaining at least $40,000,000 of Liquidity, then in each such case the Agent shall promptly revoke such Default Notice.  If the Agent has delivered a Default Notice to a Blocked Account Bank pursuant to the foregoing, (i) the Agent shall direct the applicable Blocked Account Banks to transfer (or, if applicable, transfer or cause the transfer from such other account into which Collections have been deposited) to the Company funds in any such Blocked Account (or other account to which the Agent has instructed disposition of Collections, if applicable) not relating to the Receivables on the second Business Day following receipt by the Agent of a report substantially in the form of the Monthly Report identifying, in a manner reasonably satisfactory to the Agent, the amount of such funds not relating to the Receivables to be so transferred, (ii) the Company will deliver to the Agent and the Blocked Account Banks such report referenced in clause (i) of this Section 3.4(b) every second Business Day or on such other periodic basis as reasonably requested by the Agent; provided that if the Company fails to perform or comply with its obligations set forth in clause (ii) of this Section 3.4(b) then, in lieu of complying with clause (i) of this Section 3.4(b), the Agent may direct the applicable Blocked Account Banks to transfer (or, if applicable, transfer or cause the transfer from such other account into which Collections have been deposited) to the Company funds in any such Blocked Account (or other account to which the Agent has instructed disposition of Collections, if applicable) based on the percentage for such month of the amounts held in the Blocked Accounts representing the historical amounts of such funds not relating to the Receivables (and subject to the true-up mechanisms) as set forth on Exhibit D and (iii) the Agent shall direct the applicable Blocked Account Bank to transfer all or any part of the total available funds in the Blocked Accounts and apply or withhold such funds (other than funds in the Blocked Accounts not related to the Receivables as provided in clauses (i) and (ii) above) to an account designated by the Agent to prepay or cash collateralize any and all of the Obligations.  Any such prepayment shall be applied as follows:  first, to fees and reimbursable expenses of the Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on Revolving Loans; and third, to the principal balance of the Revolving Loans until the same has been paid in full.  Except in the case of prepayments made pursuant to clause (iii) above arising from a Default Notice issued solely on account of a Liquidity Event, the Required Lenders may in their sole discretion permanently reduce the Commitment by the aggregate amount of any prepayment of the Obligations.

3.5           The Company agrees to notify the Agent of each matter that materially affects the value, enforceability or collectibility of the Receivables, as a whole, in its Monthly Report provided to the Agent hereunder, in such detail and format as the Agent may reasonably require from time to time.

3.6           The Agent shall maintain a Revolving Loan Account on its books in which the Company will be charged with all loans and advances made by the Agent to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney’s fees which the Agent is entitled to charge the Company.  The Company will be credited with all amounts received by the Agent and/or the Lenders from the Company or from others for the Company’s account, including, as set forth above, all amounts received by the Agent in payment of accounts, and such amounts will be applied to payment of the Obligations as set forth herein.  In no event shall prior recourse to any Receivables or other security granted to or by the Company be a prerequisite to the Agent’s right to demand payment of any Obligation.  Further, it is understood that the Agent and/or the Lenders shall have no obligation whatsoever to perform in any respect any of the Contracts or other obligations relating to the Receivables.

3.7           After the end of each month, the Agent shall promptly send the Company a statement of the Revolving Loan Account showing the accounting for the charges, loans, advances and other transactions occurring between the Agent and the Company during that month.  The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and the Agent unless the Agent receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

3.8           In the event that the outstanding balance of Revolving Loans exceeds the lesser of (a) the Borrowing Base, or (b) the Revolving Line of Credit, any such nonconsensual Overadvance existing as of the end of any month shall be due and payable to the Agent on behalf of the Lenders on the second Business Day following the due date for delivery of the Monthly Report for such month.

3.9           The proceeds of the Revolving Loans shall be available solely for general corporate purposes of the Company and its Subsidiaries.

3.10         The Company, and at the request of the Company the Agent, may arrange for one or more additional Lenders to become party to this Agreement in order for such additional Lenders to make available Revolving Loans in the maximum aggregate amount of up to $25,000,000 in excess of the Commitment existing as of the Closing Date (the “Additional Commitment”), provided that such additional Lender or Lenders shall have been approved by the Agent and the Company in their reasonable discretion and shall have executed such further instruments and documents as the Agent may reasonably deem desirable for such additional Lender or Lenders to become party to this Agreement and make available Revolving Loans in the maximum aggregate amount of the Additional Commitment.

SECTION 4.  Periodic Reporting.

(a)          Prior to the close of business on the fifth Business Day of each month, the Company will prepare and forward to the Agent an aging schedule relating to the Eligible Receivables, as of the close of business on the last day of the immediately preceding month.

(b)         Prior to the close of business on the 15th Business Day of each month, the Company will prepare and forward to the Agent (i) a Monthly Report, relating to each the Receivables, as of the close of business on the last day of the immediately preceding month, together with an analysis of the aging of the Eligible Receivables, (ii) if the Agent so requests, a listing by Obligor of all Eligible Receivables, and (iii) the calculation of the amount of Liquidity as of the date of such Monthly Report.

(c)          The Company will deliver the reports required pursuant to this Section 4 with the specified information in electronic format in such form reasonably satisfactory to the Agent.

SECTION 5.  Applicable Laws.  The Company, the Agent and each Lender acknowledge that the provisions of this Agreement are subject to compliance with applicable law and regulation, if any.

SECTION 6.  Collateral.

6.1           As security for the prompt and complete payment, performance and observance of all Obligations, the Company hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Agent, for itself and the benefit of the Lenders, a continuing general lien upon, and security interest in, all of the Company’s right, title and interest in, to and under all of the Collateral.

6.2           The security interests granted hereunder shall extend and attach to all Collateral which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account.

6.3           The rights and security interests granted to the Agent and the Lenders hereunder are to continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the final payment in full to the Agent of all Obligations and the termination of this Agreement and the Revolving Line of Credit.  Any delay, or omission by the Agent to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by the Agent and the Lenders, if applicable.  A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

6.4           Notwithstanding the Agent’s security interest in the Collateral, the Agent shall have the right in its sole discretion to determine which rights, liens, security interests or remedies the Agent shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of the Agent’s and/or the Lenders’ rights hereunder.

6.5           It is expressly agreed by the Company that, anything herein to the contrary notwithstanding, the Company shall remain liable under each of its Contracts to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  Neither the Agent nor any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of the Company under or pursuant to any Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or Receivable, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.6           On the Closing Date the Company shall execute and deliver to the Agent a power of attorney (the “Power of Attorney”) substantially in the form attached hereto as Exhibit E.  The power of attorney granted pursuant to the Power of Attorney is a power coupled with an interest and shall be irrevocable until the termination of this Agreement and payment and satisfaction of all Obligations hereunder.  The powers conferred on the Agent, for the benefit of Agent and Lenders, under the Power of Attorney are solely to protect the Agent’s interests (for the benefit of the Agent and Lenders) in the Collateral and shall not impose any duty upon the Agent or any Lender to exercise any such powers.  The Agent agrees that (a) it shall not exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing, and (b) the Agent shall account for any moneys received by the Agent in respect of any foreclosure on or disposition of Collateral pursuant to the Power of Attorney provided that none of the Agent or any Lender shall have any duty as to any Collateral, and the Agent and Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers.  NONE OF THE AGENT, LENDERS OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR

REPRESENTATIVES SHALL BE RESPONSIBLE TO THE COMPANY FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR OWN BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

6.7           The Agent and each Lender shall use reasonable care with respect to the Collateral in its possession or under its control.  Neither the Agent nor any Lender shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent or such Lender, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

SECTION 7.  Representations, Warranties and Covenants.

7.1           The Company represents and warrants as follows:

(a)          The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite corporate power and legal right to own and operate its property, to lease the property it leases, and to carry on its business as now being conducted, and (iii) is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b)         The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other instruments and documents to be delivered hereunder, and to perform its obligations hereunder and thereunder and to enter into the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the other instruments and documents to be delivered hereunder to which it is a party, and the performance of its obligations hereunder and thereunder and its entering into the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action.

(c)          None of the execution and delivery by the Company of this Agreement and the other Loan Documents to which it is a party, and the performance of its obligations hereunder and thereunder and its entering into the transactions contemplated hereby and thereby, will conflict with or contravene, or result in a breach of or a default under, (i) the Company’s certificate of incorporation or bylaws, or (ii) any material law, rule or regulation applicable to it, or (iii) any material agreement or instrument to which it is a party or by which it or any of its property is bound or subject, or (iv) any material order, regulation, writ, judgment, injunction or decree of any court or governmental authority or agency binding on or affecting it or any of its property; and the same will not result in or require the creation of any material Adverse Claim upon or with respect to any of its properties (except as contemplated under this Agreement).

(d)         No authorization or approval or other action by, and no notice to or filing (other than informational filings) with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement or any other document or instrument to be delivered hereunder or for the validity or enforceability hereof or thereof, except for (i) filing of the UCC financing statement referred to in Section 2, which, at the time required in Section 2, will have been duly made and be in full force and effect and (ii) authorizations and approvals that have been received and are in full force and effect as of the Closing Date.

(e)          This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law).

(f)          Except as disclosed in SEC Reports filed prior to the Closing Date, there are no actions, suits or proceedings pending, or to the knowledge of the Company threatened, against or affecting the Company or any subsidiary, or the property of the Company or of any subsidiary, in any court, or before any arbitrator of any kind, or before or by any governmental body, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any subsidiary is in default with respect to any order of any court, arbitrator or governmental body except for defaults that could not reasonably be expected to have a Material Adverse Effect.

(g)         Each Receivable is (i) together with the Contract related thereto, legally and beneficially owned by the Company free and clear of any Adverse Claim (except as created hereunder), and (ii) at the time a security interest therein is granted hereunder, and to the extent included at any time in the Net Receivables Pool Balance or identified as such in any Monthly Report, an Eligible Receivable.

(h)         Each Monthly Report (if prepared by the Company, or to the extent that information contained therein is supplied by the Company), information, exhibit, financial statement, document, book, record or report furnished at any time by the Company to the Agent or any Lender in connection with this Agreement is accurate in all material respects as of its date or (except as otherwise disclosed to the Agent or such

Lender, as the case may be, at such time) as of the date so furnished, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, with respect to forward looking statements, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.

(i)           [Reserved].

(j)           The Company has, and is, not (i) engaged in any non-exempt “prohibited transaction” as defined in Part 4 of Title I(B) of ERISA; (ii) engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any “plan,” as defined in ERISA; or (iii) terminated or terminating any “plan,” as defined in Title IV of ERISA.  The Company does not have (A) any “accumulated funding deficiency” as defined in Section 302(a)(2) of ERISA or (B) any “reportable event” as defined in Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived by regulation.

(k)          The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock, as defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System from time to time, and no part of the proceeds of any Revolving Loan hereunder will be used to buy or carry any margin stock.  No part of the proceeds of any Revolving Loan hereunder will be used to acquire stock of any corporation the board of directors of which has publicly stated its opposition to such acquisition or fails to endorse such acquisition.

(l)           This Agreement, together with the filing of the financing statement contemplated by Section 2, is effective to, and shall, create in favor of the Agent a valid and perfected first priority security interest in each Receivable existing or hereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, except as created in connection herewith.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Agent’s security interest in that portion of the Collateral with respect to which a financing statement can perfect a security interest.

(m)         The jurisdiction of organization, principal places of business and chief executive office of the Company and the offices where it keeps all of its Records are located at the address(es) listed on the Perfection Certificate.  The Company’s organizational number assigned to it by its jurisdiction of organization and the Company’s Federal Employer Identification Number are correctly set forth on the Perfection Certificate.  The Company has not, within a period of five years prior to the Closing Date, (i) changed the location of its principal place of business or chief executive office or its organizational structure or the offices where it keeps all of its Records, (ii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions), or (iii) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person.  The Company has not changed its jurisdiction of organization.  The Company is a Delaware corporation and is a “registered organization” (within the meaning of Section 9-102 of the UCC as in effect in the State of Delaware).

(n)         The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at each such Blocked Account Bank, are listed in the Perfection Certificate.  The Company has not granted any Person, other than the Agent as contemplated by this Agreement, dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any P.O. Box or Blocked Account, or the right to take dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any such P.O. Box or Blocked Account at a future time or upon the occurrence of a future event.  The Company has taken all steps necessary to ensure that the Agent has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over all Blocked Accounts.  Except for proceeds of Excluded Receivables, no funds other than the proceeds of Receivables are deposited to any Blocked Account.

(o)         Except as disclosed in SEC Reports filed prior to the Closing Date, the Company represents and warrants that since June 30, 2004, no event has occurred that would have a Material Adverse Effect.

(p)         In the past five years, Company has not changed its legal name, used any corporate or other names or assumed names other than the name in which it has executed this Agreement other than as set forth in the Perfection Certificate.

(q)         The Company is not, and after giving effect to the transactions contemplated hereby, will not be (i) required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” as each such term is defined in the Public Utility Holding Company Act of 1935, as amended.

(r)          The Company has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of its businesses or the ownership of its property, except for any failure to comply with any of the foregoing that could not reasonably be expected to have a Material Adverse Effect.

(s)          To the best of the Company’s knowledge and belief, each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices or privacy), and no part of such Contract is in violation of any such law, rule or regulation.

(t)          The Company has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect, and since the Closing Date has not made any change to such Credit and Collection Policy in a manner prohibited hereunder and as to which the Agent has been notified, and if applicable, as to which the Agent has consented.

(u)         To the Company’s knowledge, each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(v)         The Company has determined that, immediately after giving effect to each borrowing hereunder, the aggregate outstanding principal amount of Revolving Loans does not exceed the lesser of the Borrowing Base and the Revolving Line of Credit.

(w)         The Company has identified the Receivables on its books and records (including any accounting system) as being subject to a security interest in favor of the Agent in connection with this Agreement, and the Receivables constitute a portion of the “Domestic Utilities” reporting segment on the Company’s financial statements.

7.2           Affirmative Covenants of the Company.  Until termination of this Agreement and payment and satisfaction of all Obligations hereunder, the Company will:

(a)          Comply with all applicable laws, rules, regulations and orders with respect to it, its business and properties and all Receivables and related Contracts, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)         Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c)          (1) At any time following reasonable notice and during regular business hours in a manner not unreasonably interfering with the Company’s operations, or (2) if an Event of Default has occurred and is continuing (and in each case, subject to the provisions of Section 8.3), permit the Agent, or its agents or representatives, to (i) examine and make copies of and abstracts from all books, Records and documents (including computer tapes and disks) in the possession or under the control of the Company relating to Receivables (and including, following an Event of Default, material that would constitute Records under the definition thereof but for the fact that such material does not relate solely to the Receivables), and such other documentation and information relating to said Receivables and other Collateral as the Agent may reasonably require; (ii) visit the offices and properties of the Company for the purpose of examining or auditing such materials described in clause (i) above; and (iii) discuss matters relating to Receivables or the Company’s performance hereunder with any of the officers or employees of the Company having knowledge of such matters.

(d)         (i) Maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Company will give the Agent notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)           (A) On or prior to the Closing Date, mark its books and records relating to the Receivables with a description of the security interest created hereunder and (B) following the occurrence and during the continuation of an Event of Default, upon the request of the Agent deliver to the Agent all Contracts or copies thereof relating to the Receivables to the extent permitted under applicable law, rules or regulations.

(e)          At its expense, timely and fully perform and comply in all material respects with provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables.

(f)          Establish and maintain, in favor of the Agent for the benefit of the Lenders, a valid and perfected first priority security interest in the Collateral to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Agent for the benefit of the Lenders (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the interest in that portion of such Collateral with respect to which a security interest may be perfected by filing a financing statement and such other action to perfect, protect or more fully evidence the interest of the Agent for the benefit of the Lenders as the Agent may reasonably request).

(g)         Comply in all material respects with its Credit and Collection Policy in regard to each Receivable and the related Contract.

(h)         Instruct all Obligors to remit all Collections directly to a P.O. Box or Blocked Account.  The Company agrees to identify funds received from Obligors to their related outstanding Receivables as promptly as feasible.  The Company will cause (i) all items from all P.O. Boxes to be processed and deposited to a Blocked Account within three Business Days after receipt in a P.O. Box and all proceeds from all P.O. Boxes to be directly deposited into a Blocked Account, and (ii) all amounts deposited to any Blocked Account relating to Excluded Receivables to be electronically swept or otherwise transferred out of such Blocked Account within two Business Days of being deposited therein, subject to the Agent’s exercise of its rights under Section 3.4(b).  If any payments relating to Receivables (other than those deposited directly into Blocked Accounts) are remitted directly to the Company or any affiliate of the Company or to any other bank through which the Company has an arrangement to accept so-called “walk-in” payments, the Company will remit (or will cause all such payments to be remitted) directly for deposit into a Blocked Account within two Business Days following receipt thereof.  The Company shall not grant the right to take dominion and control or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any P.O. Box or Blocked Account at a future time or upon the occurrence of a future event to any Person, except to the Agent as contemplated by this Agreement.  With respect to each Blocked Account, the Company shall take all steps necessary to ensure that the Agent has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over each such Blocked Account.

(i)           Provide the Agent with prior written notice of any and all deposit accounts opened subsequent to the Closing Date into which proceeds of any Receivables are proposed to be deposited, and prior to their use for such purpose the Company shall cause a Blocked Account Agreement to be entered into with respect to such deposit account and the proposed Blocked Account Bank shall be reasonably satisfactory to the Agent.

(j)           File all tax returns and reports required by law to be filed by it and will promptly pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property, except any such taxes, assessments, charges or levies (i) that are being diligently contested in good faith by appropriate proceedings or (ii) subject to the last sentence of this paragraph (j), the non-payment of which could not reasonably be expected to have a Material Adverse Effect.  The Company will pay when due any taxes payable in connection with the Receivables, exclusive of taxes on or measured by income or gross receipts of the Agent or any Lender.

(k)          Maintain with responsible insurance companies or through the Company’s program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any governmental approval, or any order, writ, injunction or decree of any court or governmental authority or agency.

(l)           At all times identify the Receivables subject to the security interest in favor of the Agent for the benefit of the Lenders created hereunder on its books and records (including its accounting system) as being subject to a security interest in favor of the Agent in connection with this Agreement, and as Receivables constituting a portion of the “Domestic Utilities” reporting segment on the Company’s financial statements.

(m)         Enter into transactions with affiliates of the Company only upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party.

(n)         Until the Agent has advised the Company to the contrary after the occurrence of an Event of Default, at its expense, enforce, collect and receive all amounts owing on the Receivables in the ordinary course of its business and handle the proceeds it so receives in accordance with the terms hereof.

(o)         Comply with its obligations under each Blocked Account Agreement.

(p)         Use the proceeds of each extension of credit hereunder solely for the purposes set forth in Section 3.9.  The Company acknowledges that one or more of the

Lenders may treat its Revolving Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

(q)         Upon the written request of the Agent and at the sole expense of the Company, promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as the Agent may reasonably deem desirable to obtain the full benefits of this Agreement and of the rights and powers herein granted.  The Company also hereby authorizes the Agent, for the benefit of Agent and Lenders, to file any such financing or continuation statements without the signature of the Company to the extent permitted by applicable law.

7.3           The Company agrees to execute and deliver to the Agent, from time to time, solely for the Agent’s convenience in maintaining a record of the Collateral, such written statements, and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral. The Company’s failure, however, to promptly give the Agent such statements, or schedules shall not affect, diminish, modify or otherwise limit the Agent’s and/or the Lenders’ security interests in the Collateral.

7.4           [Reserved].

7.5           Until termination of this Agreement and payment and satisfaction of all Obligations hereunder, the Company agrees that, without the prior written consent of the Agent, except as otherwise herein provided, the Company will not:

(a)          Sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Collateral, or upon or with respect to any P.O. Box or Blocked Account to which any Collections are sent, or assign any right to receive income in respect thereof;

(b)         Extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto in a manner inconsistent with its past practices or which could reasonably be expected to have a Material Adverse Effect;

(c)          Make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any material portion of the Eligible Receivables;

(d)         Make any change in its instructions to Obligors regarding payments to be made to any P.O. Box or Blocked Account, unless the Agent has received notice of such addition, termination or change and the new account shall have been subjected to the provisions of a Blocked Account Agreement;

(e)          Except for proceeds of Excluded Receivables (which shall be electronically swept or otherwise transferred out of such Blocked Account within two Business Days of being deposited therein in accordance with Section 7.2(h)), deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or related P.O. Box cash or cash proceeds other than Collections, or otherwise commingle in any such Blocked Account any general operating funds of the Company;

(f)          Change its name or type or jurisdiction of organization (within the meaning of Sections 9-503 or 9-507 of the UCC of all applicable jurisdictions) unless it shall have (i) given the Agent at least 45 days’ prior notice thereof, and (ii) delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change, event or relocation;

(g)         Permit the ratio (expressed as a percentage) of Debt of the Company to Total Capital to exceed, on any Covenant Compliance Date from December 31, 2004 through termination of this Agreement and payment and satisfaction of all Obligations hereunder, 90%; or

(h)         Permit the ratio of (A) EBITDA to (B) the aggregate amount of Consolidated Interest Expense accrued on Debt of the Company on any Covenant Compliance Date for the period of four consecutive Fiscal Quarters prior to such Covenant Compliance Date, to be less than, in respect of any Covenant Compliance Date from December 31, 2004 to the termination of this Agreement and payment and satisfaction of all Obligations hereunder, 1.0 to 1.0.

In the Compliance Certificate delivered pursuant to Section 7.6(k) following the conclusion of the sale of any asset (other than accounts receivable) material to the Company and used in the Domestic Utility Business permitted by Section 5.02(g) of the Credit Agreements, the Company shall calculate the financial covenants set forth in Sections 7.5(g) and 7.5(h) on a pro forma basis.  In calculating financial covenants on a pro-forma basis, the Company will (A) exclude income, Debt and other charges associated with the assets subject to such sale and (B) give effect to the application of the net proceeds generated by such sale; provided, that if the Company has not applied the net sale proceeds in the manner contemplated in the calculations made pursuant to clause (B) prior to the immediately following Covenant Compliance Date, the Company will not be permitted to continue to give effect to the application of such net sale proceeds.

7.6           Reporting Requirements of the Company.  Until the later of the Commitment Termination Date and the payment and satisfaction of all Obligations hereunder, the Company will, unless the Agent otherwise consents in writing, furnish to the Agent (and the Agent shall promptly disseminate to the Lenders):

(a)          as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its consolidated subsidiaries as of the end of such quarter, and consolidated statements of income and retained earnings of the Company and its consolidated subsidiaries, each for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer, chief accounting officer or treasurer of the Company, provided that filing of the Company’s quarterly report on Form 10-Q with the Securities and Exchange Commission will satisfy the foregoing requirement;

(b)         as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheets of the Company and its consolidated subsidiaries as of the end of such year and the related consolidated statements of income and retained earnings of the Company and its consolidated subsidiaries for such year, each reported on by nationally recognized independent public accountants, provided, that filing of the Company’s annual report on Form 10-K with the Securities and Exchange Commission will satisfy the foregoing requirement;

(c)          promptly after the sending or filing thereof, copies of all periodic reports which the Company sends to any of its security holders and copies of all periodic reports which the Company files with the Securities and Exchange Commission, provided, that filing of such reports with the Securities and Exchange Commission will satisfy the foregoing requirement;

(d)         promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event as defined in Section 4043(c) of ERISA which the Company or any subsidiary files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Company or any subsidiary receives from such corporation;

(e)          as soon as possible and in any event within five days after the occurrence of each Liquidity Event or Event of Default or each event which, with the giving of notice or lapse of time, would constitute an Event of Default, the statement of the chief financial officer, chief accounting officer or treasurer of the Company setting forth details of such Liquidity Event or Event of Default or such other event and the action which the Company proposes to take with respect thereto;

(f)          as soon as commercially practicable prior to the effectiveness of any material change in, or material amendment to, the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (i) indicating such change or amendment, and (ii) if such proposed change or amendment would be reasonably likely to have a Material Adverse Effect, requesting the Agent’s consent thereto;

(g)         notice of (i) the entry of any material adverse judgment, decree, rule or order or the institution of any material litigation, arbitration proceeding, investigation or governmental, including without limitation regulatory, proceeding against the Company and (ii) any material adverse development in any previously disclosed litigation, arbitration proceeding, investigation or governmental proceeding;

(h)         notice of the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(i)           notice of the occurrence of a default or an event of default under any other agreement evidencing indebtedness for borrowed monies, involving an aggregate principal amount outstanding of at least $40,000,000, pursuant to which the Company is a debtor or an obligor;

(j)           notice of any downgrade in (or withdrawal of) the Company’s senior unsecured debt rating by S&P or by Moody’s;

(k)          concurrently with the delivery of the financial statements referred to in Sections 7.6(a) and 7.6(b), a compliance certificate of the chief financial officer or treasurer of the Company, in form and substance satisfactory to the Agent (the “Compliance Certificate”) showing compliance by the Company with the covenants contained in Sections 7.5(g) and 7.5(h); and

(l)           promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of the Company as the Agent reasonably may from time to time request in order to protect any Lender’s or the Agent’s interests under or contemplated by this Agreement.

7.7           Indemnities by the Company.  Without limiting any other right which the Agent and each Lender and each of their respective officers, directors, employees and agents (each, an “Indemnified Party”) may have hereunder or under applicable law, the Company hereby agrees to indemnify each Indemnified Party from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them, whether prior to or from and after the Closing Date, whether direct, indirect or consequential, arising out of or as a result of this Agreement or in respect of any

Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party as determined by a final judgment of a court of competent jurisdiction; or (b) any Excluded Taxes incurred by such Indemnified Party arising out of or as a result of this Agreement or in respect of any Receivable or any Contract; or (c) fees and other costs and expenses related to the assignment of a Lender’s rights and obligations under this Agreement as set forth in Section 13.9.  Without limiting the foregoing (but subject to the restrictions described in the foregoing clauses (a), (b) and (c)), the Company will indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following:

(i)            reliance on any representation or warranty made by the Company (or any of its officers) under or in connection with this Agreement, any Monthly Report or any other information or report (except projections or any forward looking statements made in good faith) delivered by the Company pursuant hereto, which was false or incorrect in any material respect when made or deemed made;

(ii)           the failure by the Company to comply with any applicable law, rule, order or regulation with respect to any Loan Document and any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract, or performance under the Loan Documents, with any such applicable law, rule, order or regulation;

(iii)          the failure to maintain continuously, in favor of the Agent for the benefit of the Lenders, a security interest in the Collateral, free and clear of any Adverse Claim;

(iv)          the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Collateral;

(v)           any dispute, claim, offset or defense (other than the bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Collateral (including a defense based on this Agreement, other Loan Document, such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of electricity, natural gas, or other goods or services related to such Receivable or related Contract, or the furnishing or failure to furnish such electricity, natural gas, or other goods or services;

(vi)          any products liability claim arising out of or in connection with goods or services which are the subject of any Contract;

(vii)         the commingling of Collections of Receivables at any time with other funds; and

(viii)        any other matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents.

SECTION 8.  Interest, Fees and Expenses.

8.1           (a)  Interest on the Revolving Loans shall be payable monthly as of the last day of each month.  Interest on Base Rate Loans shall be payable in an amount equal to the Base Rate plus one-half of one percent (0.50%) per annum on the average of the net balances owing by the Company to the Agent in the Revolving Loan Account (excluding amounts relating to LIBOR Loans) at the close of each day during such month.  In the event of any change in said Base Rate, the rate hereunder for Base Rate Loans shall change, as of the date of such change, so as to remain one-half of one percent (0.50%) above the Base Rate.  The rate hereunder for Base Rate Loans shall be calculated based on a 360 day year.  The Agent shall be entitled to charge the Company’s Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

(b)         Notwithstanding any provision to the contrary contained in this Section 8, in the event that the sum of the outstanding Revolving Loans exceed the lesser of either (x) the maximum aggregate amount available under Section 3 of this Agreement or (y) the Revolving Line of Credit:  (A) as a result of Revolving Loans advanced by the Agent at the request of the Company (herein “Requested Overadvances”), for any one (1) or more days in any month, or (B) for any other reason whatsoever (herein “Other Overadvances”) and such Other Overadvances continue for five (5) or more days in any month, the average net balance of all Revolving Loans for such month shall bear interest at the Overadvance Rate.

(c)          Upon and after the occurrence of an Event of Default and the giving of any required notice by the Agent in accordance with the provisions of Section 10.2, all Obligations shall bear interest at the Default Rate of Interest.

8.2           (a) The Company will pay fees to the Agent pursuant to the Fee Letter at the times specified therein.

(a)          The Company will pay to the Agent (for the benefit of the Lenders) the Unused Facility Fee, payable monthly in arrears as of the last Business Day of each month following the Closing Date and, with respect to the month on which the Commitment Termination Date occurs, payable in arrears as of the Commitment Termination Date.  The Unused Facility Fee shall be calculated based on the actual number of days elapsed in a year of 365 days per year.

8.3           The Company shall pay the Agent’s standard charges and fees for the Agent’s personnel and consultants used by the Agent for reviewing the books and records of the Company and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to any reasonable Out-of-Pocket Expenses) (i) in connection with not more than 2 audits or inspections in any calendar year, and (ii) in all circumstances after an Event of Default has occurred and is continuing.

8.4           The Company hereby authorizes the Agent to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due.  The Company confirms that any charges which the Agent may so make to the Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at the Agent’s discretion.

8.5           In the event that the Agent or any Lender (or any financial institution which may become a Lender) or participant shall have determined in the exercise of its reasonable business judgment that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by the Agent or such Lender or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Agent’s or such Lender’s or such participant’s capital as a consequence of its obligations hereunder to a level below that which the Agent or such Lender or such participant could have achieved but for such adoption, change or compliance (taking into consideration the Agent or such Lender or such participant’s policies with respect to capital adequacy) by an amount reasonably deemed by the Agent or such Lender or such participant to be material, then, from time to time, the Company shall pay no later than five (5) Business Days following demand to the Agent or such Lender or such participant such additional amount or amounts as will compensate the Agent’s or such Lender’s or participant’s for such reduction.  In determining such amount or amounts, the Agent or such Lender or participant may use any reasonable averaging or attribution methods.  The protection of this Section 8.5 shall be available to the Agent or such Lender or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Agent or such Lender or such participant setting forth such amount or amounts as shall be necessary to compensate the Agent or such Lender or participant with respect to this Section 8.5 and the calculation thereof when delivered to the Company shall be conclusive on the Company absent manifest error.  Notwithstanding anything in this paragraph to the contrary, in the event the Agent or such Lender or participant has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Company in whole or in part exceed the amount which the Agent or such Lender or such participant actually required to be made whole, the excess, if any, shall be returned to the Company by the Agent or such Lender or such participant.

8.6           In the event that any applicable law, treaty, rule or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by the Agent or such Lender or such participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(i)            subject the Agent or such Lender or such participant to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to the Agent or such Lender or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for Excluded Taxes);

(ii)           impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by the Agent or such Lender or such participant by reason of or in respect to this Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(iii)          impose on the Agent or such Lender or such participant any other condition with respect to this Agreement or any other document, and the result of any of the foregoing is to increase the cost to the Agent or such Lender or such participant of making, renewing or maintaining its loans hereunder by an amount that the Agent or such Lender or such participant deems to be material in the exercise of its reasonable business judgment or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that the Agent or such Lender or such participant deems to be material in the exercise of its reasonable business judgment, then, in any case the Company shall pay the Agent or such Lender or such participant, within five (5) Business Days following its demand, such additional cost or such reduction, as the case may be (including any additional tax or charge which may be imposed upon the increased payment made pursuant to this Section 8.6 so that the Agent or such Lender or participant receives the same amount it would have received but for the imposition of such increased costs, tax or requirement).  The Agent or such Lender or such participant shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof and such certification shall be conclusive upon the Company absent manifest error.  Notwithstanding anything in this paragraph to the contrary, in the event the Agent or such Lender or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Company in whole or in part exceed the amount which the Agent or such Lender or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by the Agent or such Lender or such participant.

8.7           The Company may request LIBOR Loans on the following terms and conditions:

(a)          The Company may elect, subsequent to the Closing Date and from time to time thereafter, (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Base Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Base Rate Loans by giving the Agent at least three (3) Business Days’ prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Base Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto.  Should the Company elect to convert Base Rate Loans to LIBOR Loans, it shall give the Agent at least three Business Days’ prior irrevocable notice of such election.  If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such loan shall bear interest as if it were a Base Rate Loan.  All or any part of outstanding Base Rate Loans then outstanding with respect to Revolving Loans may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $1,000,000 or more.

(b)         Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the Company so notifies the Agent, at least three (3) Business Days’ prior to the expiration of said Interest Period, and provided, further, that a LIBOR Loan shall be automatically converted to a Base Rate Loan on the last day of an Interest Period if an Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse is continuing.  Absent such notification, LIBOR Loans shall convert to Base Rate Loans on the last day of the applicable Interest Period.  Each notice of election, conversion or continuation furnished by the Company pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, or three month period.  Notwithstanding anything to the contrary contained herein, the Agent (or any participant or Lender, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR market or source or otherwise “match fund” to fund LIBOR Loans, but any and all provisions hereof relating to LIBOR Loans shall be deemed to apply as if the Agent (and any participant or Lender, if applicable) had purchased such deposits to fund any LIBOR Loans.

(c)          The Company may request a LIBOR Loan, convert any Base Rate Loan or continue any LIBOR Loan provided there is then no Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse continuing that has not been waived.

8.8           (a)  The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to LIBOR determined for each Interest Period in accordance with the terms hereof, plus two and one-half percent (2.50%).

(b)         The Company may not have more than three (3) LIBOR Loans outstanding at any given time.

8.9           (a) Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable as of the end of each month.

(a)          The Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used in determining any interest rate pursuant to this Section 8 hereof.

8.10         In the event that the Agent or any Lender (or any financial institution which may become a participant hereunder) shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to:  (a) a proposed loan that the Company has requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Base Rate Loan into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, the Agent or such Lender shall forthwith give written notice of such determination to the Company at least one Business Day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Base Rate Loan or the last day of such Interest Period; provided that if such circumstances exist with respect to less than all Interest Periods, the Agent or such Lender shall so advise the Company and the Company may select such available Interest Periods.  If such notice is given (i) any requested LIBOR Loan shall be made as a Base Rate Loan, (ii) any Base Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Base Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Base Rate Loan.  Until such notice has been withdrawn by the Agent or such Lender, no further LIBOR Loan shall be made nor shall the Company have the right to convert a Base Rate Loan to a LIBOR Loan.

8.11         If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day or Working Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day or Working Day.

8.12         Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein, or in the interpretation or application thereof, shall make it unlawful for the Agent or any Lender to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Base Rate Loans as of the end of such month, or within such earlier period as required by law. Any additional amounts necessary to compensate the Agent or such Lender for any costs incurred by the Agent or such Lender in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by the Agent or such Lender to lenders of funds obtained by the Agent or such Lender in order to make or maintain LIBOR Loans hereunder shall be deemed Obligations hereunder and may be posted by the Agent to the Revolving Loan Account in the ordinary course.

8.13         The Company agrees to indemnify and to hold the Agent and any Lender (including any participant) harmless from any loss or expense which the Agent or such Lender or such participant may sustain or incur as a consequence of:  (a) default by the Company in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by the Agent or such Lender or participant to lenders of funds obtained by either of them in order to maintain the LIBOR Loans hereunder; (b) default by the Company in making a borrowing or conversion after the Company has given a notice in accordance with Section 8.7 hereof; (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) default by the Company in making any prepayment after the Company had given notice to the Agent thereof. The determination by the Agent and any Lender of the amount of any such loss or expense, when set forth in a written notice to the Company, containing the Agent’s or such Lender’s calculations thereof in reasonable detail, shall be conclusive on the Company in the absence of manifest error.  Calculation of all amounts payable under this paragraph with regard to LIBOR Loans shall be made as though the Agent and any Lender had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that the Agent or such Lender may fund each of the LIBOR Loans in any manner the Agent or such Lender sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph.  In addition, notwithstanding anything to the contrary contained herein, the Agent shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Company (i) initially to the Base Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Loans exceeds Availability, the Agent may apply all such amounts received by it to the payment of Obligations in such manner and in such order as the Agent may elect in its reasonable business judgment.  In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such loans and the Agent shall be entitled to indemnification hereunder.  This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

8.14         Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof “Regulatory Change” shall mean, with respect to the Agent or any Lender, any change after the date of this Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Agent or such Lender of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful)), the Agent or such Lender either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Agent or such Lender which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Agent or such Lender so elects by notice to the Company, the obligation of the Agent or such Lender to make or continue, or to convert Base Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

8.15         If the Agent or any Lender makes a claim for reimbursement from the Company under Section 8.5, 8.6, 8.10, 8.12 or 8.13 within 90 days of the date the Agent or Lender or participant (as applicable) obtains knowledge of the event giving rise to the Obligation incurred under such Section and its effect under such Section, the Agent shall post such Obligation to the Revolving Loan Account, and absent such timely posting, the Agent or applicable Lender or participant shall forfeit its right to claim reimbursement thereunder, and (b) use reasonable efforts (including, if requested by the Company, reasonable efforts to designate a different applicable office of the Agent or such Lender or participant) to mitigate the amount of such losses, costs, expenses and liabilities, if such efforts can be made and such mitigation can be accomplished without the Agent or such Lender or participant suffering (i) any economic disadvantage for which the Agent or such Lender or participant is not indemnified by the Company under this Agreement or (ii) any legal or regulatory disadvantage.

8.16         For purposes of this Agreement and Section 8 hereof, any reference to the Agent shall include any financial institution which may become a participant or Lender subsequent to the Closing Date.

SECTION 9.  [Reserved].

SECTION 10.  Events of Default and Remedies.

10.1         Under this Agreement, each of the following shall constitute an “Event of Default”:

(a)          The Company fails to make any payment or deposit or comply with any instruction of the Agent permitted under this Agreement with respect to such payment of (i) principal required by this Agreement when due (including payments due under Section 3.8), or (ii) interest or other Obligations within two Business Days of the date when due; or

(b)         The Company fails to perform or observe any term, covenant or agreement set forth in (i) Sections 7.2(d), 7.2(g), 7.2(h), 7.2(k) or 7.5 or clauses (a), (b), (e) or (f) of Section 7.6 hereunder and such failure remains unremedied for two Business Days following notice thereof by the Agent to the Company, or (ii) Sections 7.5(g) or 7.5(h); or

(c)          (i) The Company commits fraud or makes any intentional misrepresentation under or in connection with this Agreement including in connection with any Monthly Report delivered pursuant hereto; or (ii) without duplication, any representation or warranty made or deemed to be made by the Company under or in connection with this Agreement or any Monthly Report delivered pursuant hereto proves to have been false or incorrect which causes or constitutes a Material Adverse Effect; or

(d)         The Company fails to perform or observe any other term, covenant or agreement contained in this Agreement (other than as referred to in Section 10.1(a) or (b)) on its part to be performed or observed and any such failure remains unremedied for 30 days after notice thereof has been given by the Agent to the Company; or

(e)          The valid and perfected first priority security interest in the Collateral for any reason ceases to be in full force and effect in favor of the Agent for the benefit of the Lenders except to the extent expressly permitted by the terms of the applicable Loan Documents; or

(f)          (i)(A) The Company generally fails to pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or (B) any proceeding is instituted by or against the Company seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, if instituted against the Company, either such proceeding is not stayed or dismissed within 45 days or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) occurs; or (ii) the Company takes any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (f); or

(g)         The Default Ratio as at the last day of any calendar month equals or exceeds 10%; or

(h)         The Company or any Material Subsidiary shall (i) default in any payment (regardless of amount) of principal of, premium, if any, or interest on any Debt having an aggregate principal amount in excess of $40,000,000 (other than the Revolving Loans) beyond the grace period, if any, provided in the instrument or agreement under which such Debt was created or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Debt to become due prior to its Stated Maturity; provided, however, that any such default by the Company or any Material Subsidiary under Non-Recourse Debt will not constitute an Event of Default unless such default also constitutes a default under other recourse Debt of the Company or such Material Subsidiary in an aggregate outstanding principal amount of $40,000,000 or more; and provided further, that, for the avoidance of doubt, any default by the Company or any Material Subsidiary under any indebtedness which, but for being cash collateralized, would have constituted Debt hereunder will not constitute an Event of Default unless such default also constitutes a default under other recourse Debt of the Company or such Material Subsidiary in an aggregate outstanding principal amount of $40,000,000 or more.

10.2         Upon the occurrence of an Event of Default, or event that would constitute an Event of Default, but for the requirement that notice be given or time elapse, the Agent, upon the written direction of the Required Lenders, shall declare that the obligation of the Agent and/or the Lenders to make Revolving Loans shall cease unless such Event of Default or other event is waived in writing by the Required Lenders or cured to the Agent’s or the Required Lenders’ satisfaction in the exercise of the Agent’s or the Lenders’ reasonable judgment. Upon the occurrence of an Event of Default, the Agent in its sole discretion may, or upon the written direction of the Required Lenders the Agent shall, declare that:  (a) all Obligations shall become immediately due and payable; (b) the Agent may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Agreement, provided that, with respect to this clause (b) the Agent has given the Company written notice of the Event of Default, provided further, however, that no notice is required if the Event of Default is the Event listed in Section 10.1(f); and (c) the Agent may immediately terminate this Agreement upon notice to the Company; provided, however, that upon the occurrence of an Event of Default listed in Section 10.1(f), this Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by the Agent.  The exercise of any option is not exclusive of any other option, which may be exercised at any time by the Agent.

10.3         Immediately upon the occurrence of any Event of Default, the Agent may, without prior notice to the Company, to the extent permitted by applicable law or regulation:  (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs, documents, instruments, files and records to the extent constituting Collateral (including any electronic records, contracts and signatures solely pertaining thereto), and any receptacles or cabinets solely containing such Collateral, as may be reasonably necessary to properly administer and control the Receivables or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or the Agent, and generally shall have all other rights respecting said Receivables, including without limitation the right to:  accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Receivables and issue credits in the name of the Company or the Agent; (c) sell, assign and deliver the Collateral, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Agent’s sole option and discretion, and the Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, without judicial process; (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise including all rights and remedies of a secured party under the UCC; and (f), notify Obligors and parties to the Contracts, that the Collateral and the right, title and interest of the Company in and under the Collateral has been assigned to the Agent, and that payments shall be made directly to the Agent (upon the request of the Agent, the Company shall so notify the Obligors and parties to the Contracts).  Subject to applicable law and regulation, the Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or the Agent, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including but not limited to warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent shall have the right to purchase at any such sale.  Any action taken by the Agent pursuant to this paragraph shall not affect commercial reasonableness of the sale.  If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law.  The net cash proceeds resulting from the Agent’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable external attorneys’ fees) shall be applied by the Agent to the payment of the Obligations, whether due or to become due, in such order as the Agent may elect, and the Company shall remain liable to the Agent for any deficiencies, and the Agent in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom.  The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.  The Company hereby indemnifies the Agent and holds the Agent harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on the Agent by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), and the Company hereby agrees to so indemnify and hold the

Agent harmless, absent the Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  The foregoing indemnification shall survive termination of this Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full.  In furtherance thereof the Agent, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgment.

SECTION 11.  Termination.  Except as otherwise permitted herein, the Agent may terminate this Agreement only as of the Commitment Termination Date.  Notwithstanding the foregoing the Agent may terminate this Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Section 10.1(f) of this Agreement, this Agreement shall terminate in accordance with Section 10.2.  All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, except as otherwise provided in Section 3.4(b), the Agent may withhold any balances in the Company’s account (unless supplied with an indemnity satisfactory to the Agent) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations. All of the Agent’s rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

SECTION 12.  Miscellaneous.

12.1         The Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment.  No delay or omission of the Agent or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default.  No single or partial exercise by the Agent of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

12.2         This Agreement, the engagement letter dated September 21, 2004, between Union Bank and the Company, as amended, and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Company and the Agent;  supersede any prior agreements; can be changed only by a writing signed by the Company, the Agent and the Required Lenders (or by the Agent at the written request of the Required Lenders), unless the consent of all Lenders is required pursuant to Section 14.10 herein below, and shall bind and benefit the Company, the Lenders and the Agent and their respective successors and assigns, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

12.3         In no event shall the Company, upon demand by the Agent for payment of any Obligations relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law.  Regardless of any provision herein or in any agreement made in connection herewith, the Agent shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law.  If the Agent ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company.  This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

12.4         If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision’s severance.  Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

12.5         THE COMPANY, THE LENDERS AND THE AGENT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER.  THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED.  IN NO EVENT WILL THE AGENT BE LIABLE FOR LOST PROFITS, CONSEQUENTIAL, INCIDENTAL, PUNITIVE,  OR OTHER SPECIAL DAMAGES.

12.6         Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Agreement; provided further, that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United States mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A)  if to Union Bank, as Agent or Lender, at:

Union Bank of California, N.A.
445 South Figueroa Street, Mail Code G13-300
Los Angeles, CA 90071
Attention:  Al Joseph
Facsimile:  (213) 236-6089
Telephone (for confirmation):  (213) 236-6063

(B)  if to the Company at:

Aquila Inc.
20 West Ninth Street
Kansas City, Missouri 64105
Attn:  Treasurer
Facsimile No.:  816-467-3591

12.7         THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.  EACH OF THE PARTIES HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK, SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, THE AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS SUBMISSION TO ANOTHER JURISDICTION AND VENUE), PROVIDED, THAT THE AGENT, LENDERS AND THE COMPANY ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, AND, PROVIDED FURTHER, NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT.  THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR

SUIT COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  THE PARTIES HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 12.6.

12.8         This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, pursuant to applicable law, is rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.9         This Agreement shall become effective when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Lender party to this Agreement as of the date hereof that such Lender has executed it and the Closing Date shall have occurred and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each such Lender and their respective successors and assigns, except that the Company shall not have the right to assign, transfer, hypothecate or otherwise convey its rights or obligations hereunder or under any of the Loan Documents or any interest herein or therein without the prior written consent of the Agent and the Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by the Company without the prior written consent of the Agent and the Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of the Company, Agent and Lenders with respect to the transactions contemplated thereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the Loan Documents.

12.10       This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 13.  Agreement Between the Lenders.

13.1         (a) The Agent, for the account of the Lenders, shall disburse all loans and advances to the Company and shall handle all collections of Collateral and repayment of Obligations.  It is understood that for purposes of advances to the Company and for purposes of this Section 13 the Agent is using the funds of the Agent.

(b)         Each Lender shall, before 11:00 A.M. (Pacific time) on the date of such advance, make available to the Agent at the Agent’s bank account in Los Angeles, California, in same day funds, such Lender’s portion of such advance.  Advances shall be made by the Lenders ratably in accordance with their several Commitments.  After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 2, the Agent will make such funds available to the Company.  Unless the Agent shall have been notified in writing by any Lender prior to any advance to the Company that such Lender will not make the amount which would constitute its share of the borrowing on such date available to the Agent, the Agent may assume that such Lender shall make such amount available to the Agent on a Settlement Date, and the Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.  Each Lender’s obligation to make the settlements to the Agent shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which any such Lender or the Company may have against the Agent, the Company, any other Lender or any other person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement or any other loan document by the Company or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  A certificate of the Agent submitted to any Lender with respect to any amount owing under this subsection shall be conclusive, absent manifest error.  If such Lender’s share of such borrowing is not in fact made available to the Agent by such Lender on a Settlement Date, the Agent shall be entitled to recover such amount with interest thereon at the rate per annum equal to the Federal Funds Rate, plus one half of one percent (.50%) on demand, from such Lender without prejudice to any rights which the Agent may have against the Company hereunder.  Nothing contained in this subsection shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.  Nothing contained herein shall be deemed to obligate the Agent to make available to the Company the full amount of a requested advance when the Agent has any notice (written or otherwise) that any of the Lenders will not advance its ratable portion thereof.

13.2         On each Settlement Date, the Agent and the Lenders shall each remit to the other, in immediately available funds, all amounts necessary so as to ensure that, as of the Settlement Date, the Lenders shall have their proportionate share of all outstanding Obligations.

13.3         The Agent shall forward to each Lender, at the end of each month, a copy of the account statement rendered by the Agent to the Company.

13.4         The Agent shall, after receipt of any interest and fees earned under this Agreement, promptly remit to the Lenders:  (a) their pro rata portion of all fees, provided, however, that the Lenders (other than the Agent) shall (i) not share in the fees set forth in the Fee Letter; and (ii) receive their share of the Unused Facility Fee and the Closing Fee in accordance with their respective agreements with the Agent; and (b) interest computed at the rate and as provided for in Section 8 of this Agreement on all outstanding amounts advanced by the Lenders on each borrowing date, prior to adjustment, that are subsequent to the last remittance by the Agent to the Lenders of the Company’s interest.

13.5         (a) The Company acknowledges that the Lenders may sell participations to one or more banks or other entities (a “participant”) in all or any portion of the loans and extensions of credit made and to be made to the Company hereunder.  The Company acknowledges that in doing so, the Lenders may grant to such participants certain rights which would require the participant’s consent to certain waivers, amendments and other actions with respect to the provisions of this Agreement, provided that the consent of any such participant shall not be required except for matters requiring the consent of all Lenders hereunder as set forth in Section 14.10 hereof.  Each Participant shall be entitled to the benefits of Sections 8.5, 8.6, 8.10, 8.12, 8.13 and 8.14 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Company shall not, at any time, be obligated to make under Sections 8.5, 8.6, 8.10, 8.12, 8.13 and 8.14 to the participants in the rights and obligations of any Lender (together with such Lender) any payment in excess of the amount the Company would have been obligated to pay such Lender in respect of such interest had such participation not been sold.

(b)         In the event that any Lender sells participations in a Registered Loan (as such term is defined in Section 13.9(c) herein), such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the

“Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(c)          The Company authorizes each Lender to disclose to any participant or purchasing lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and its affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of the Company and its affiliates prior to entering into this Agreement, provided that such Transferee agrees to hold such information in confidence in the ordinary course of its business pursuant to Section 14.14.

13.6         The Company hereby agrees that each Lender is solely responsible for its portion of the Commitment and that neither the Agent nor any Lender shall be responsible for, nor assumes any obligations for the failure of any Lender to make available its portion of the Commitment.  Further, should any Lender refuse to make available its portion of the Commitment, then another Lender may, but without obligation to do so, increase, unilaterally, its portion of the Commitment in which event the Company are so obligated to that other Lender.

13.7         In the event that the Agent, the Lenders or any one of them is sued or threatened with suit by the Company or any one of them, or by any receiver, trustee, creditor or any committee of creditors on account of any preference, voidable transfer or lender liability issue, alleged to have occurred or been received as a result of, or during the transactions contemplated under this Agreement, then in such event any money paid in satisfaction or compromise of such suit, action, claim or demand and any expenses, costs and attorneys’ fees paid or incurred in connection therewith, whether by the Agent, the Lenders or any one of them, shall be (i) in the case of any preference or voidable transfer issue, shared proportionately by the Lenders and (ii) in the case of any lender liability issue, (x) paid by the applicable Lender individually for its own account or (y) if such lender liability lawsuit is brought or threatened against the Agent, shared proportionately by the Lenders.  In addition, any costs, expenses, fees or disbursements incurred by outside agencies or attorneys retained by the Agent to effect collection or enforcement of any rights in the Collateral, including enforcing, preserving or maintaining rights under this Agreement shall be shared proportionately between and among the Lenders to the extent not reimbursed by the Company or from the proceeds of Collateral.  The provisions of this paragraph shall not apply to any suits, actions, proceedings or claims that (x) predate the date of this Agreement or (y) are based on transactions, actions or omissions that predate the date of this Agreement.

13.8         Each of the Lenders agrees with each other Lender that any money or assets of the Company held or received by such Lender, no matter how or when received, shall be applied to the reduction of the Obligations (to the extent permitted hereunder) after (x) the occurrence of an Event of Default and (y) the election by the Required Lenders to accelerate the Obligations.  In addition, the Company authorizes, and the Lenders shall have the right, without notice, upon any amount becoming due and payable hereunder, to set-off and apply against any and all property held by, or in the possession of such Lender the Obligations due such Lenders.

13.9         (a) Each Lender shall have the right at any time to assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, its obligations under the Revolving Loans).  The consent of the Company (which consent shall not be unreasonably withheld or delayed) shall be required as a condition to the effectiveness of any assignment pursuant to this Section 13.9 unless the assignee is a Lender or an affiliate of a Lender or an Approved Fund; provided, that such consent of the Company shall not be required if an Event of Default has occurred and has not been waived.  Upon execution of an Assignment and Transfer Agreement, the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, have the rights and obligations of the Agent as the case may be hereunder.  The Company shall, if necessary, execute any documents reasonably required to effectuate the assignments.  Except in connection with an assignment to an Approved Fund, no Lender may assign its interest in the loans and advances and extensions of credit hereunder without the prior written consent of the Agent.  Except as otherwise set forth in Section 13.9(b), in the event that the Agent’s consent is required and such consent is given to any such assignment by any other Lenders (i) the amount being assigned shall in no event be less than the lesser of (x) $5,000,000 or (y) the entire interest of such Lender hereunder, (ii) such assignment shall be of a pro rata portion of all of such assigning Lender’s loans and Commitment hereunder and (iii) the parties to such assignment shall execute and deliver to the Agent an Assignment and Transfer Agreement, and, at the Agent’s election, a processing and recording fee of $1,000 payable by the assignee to the Agent for its own account; provided, however, that the Agent may, in its reasonable discretion, waive any or all of the requirements set forth in clauses (i), (ii) and (iii) set forth above.

(b)         Notwithstanding anything contained to the contrary in this Section 13.9, a Lender may assign any or all of its rights hereunder to an Approved Fund without (i) the consent of the Agent or the Company or complying with any of the other restrictions set forth in Section 13.9(a)  above (including, but not limited to, delivery of an executed Assignment and Transfer Agreement, assignment of a minimum amount or payment of any processing fee); provided, that (x) the failure of such assigning Lender to deliver an Assignment and Transfer Agreement shall not affect the legality, validity, or binding effect of such assignment; and (y) the Agent and the Company may continue to deal solely and directly with the assigning Lender, until an Assignment and Transfer Agreement has been delivered to the Agent, on all matters arising out of or in relation to this Agreement including, without limitation, the delivery of notices and other information otherwise to be provided by the Agent and/or the Company to each such Lender and all financial transactions.  Each Lender represents and warrants to the Agent that each assignment by such Lender to a related Approved Fund pursuant to this Section 13.9(b) shall be made to a related Approved Fund that is able to perform its obligations as a Lender under this Agreement.

(c)          The Agent, on behalf of the Company, shall maintain at one of its offices a copy of each Assignment and Transfer Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and the Revolving Loans (the “Registered Loans”) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Any Registered Loan (and the registered note, if any, evidencing the same) may be assigned in whole or in part only by registration of such assignment on the Register (and each registered note shall expressly so provide).  Other than in connection with an assignment by a Lender to a related Approved Fund, the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In the case of any assignment by a Lender to a related Approved Fund, and which assignment is not recorded in the Register, the assigning Lender shall maintain a comparable register.

(d)         Upon its receipt of a duly completed Assignment and Transfer Agreement executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (a) of this Section, if required, and any written consent to such assignment required by paragraph (a) of this Section, if required, the Agent shall accept such Assignment and Transfer Agreement and record the information contained therein in the Register.

(e)          Subject to this Section 13, a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (or a comparable register as set forth in Section 13.9(c)) (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register (or a comparable register as set forth in Section 13.9(c)), together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(f)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

SECTION 14.  Agency.

14.1         Each Lender hereby irrevocably designates and appoints Union Bank as the Agent for the Lenders under this Agreement and any ancillary loan documents and irrevocably authorizes Union Bank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and all ancillary documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and all ancillary documents together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the ancillary documents or otherwise exist against the Agent.

14.2         The Agent may execute any of its duties under this Agreement and all ancillary documents by or through agents or attorneys-in-fact and shall be entitled to the advice of counsel concerning all matters pertaining to such duties.

14.3         Neither the Agent nor any of its officers, directors, employees, agents, or attorneys-in-fact shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement and all ancillary documents (except for its or such person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement and all ancillary documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement and all ancillary documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement and all ancillary documents or for any failure of the Company to perform their obligations thereunder.  The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement and all ancillary documents or to inspect the properties, books or records of the Company.

14.4         The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement and all ancillary documents unless it shall first receive such advice or concurrence of the Lenders, or the Required Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and all ancillary documents in accordance with a request of the Lenders, or the Required Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

14.5         The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse hereunder unless the Agent has received written notice from a Lender or the Company describing such Event of Default or other event.  In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders.  The Agent shall take such action with respect to such Event of Default or other event as shall be reasonably directed by the Lenders, or Required Lenders, as the case may be; provided, that unless and until the Agent shall have received such direction, the Agent may in the interim (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or other event as it shall deem advisable and in the best interests of the Lenders.  In the event the Agent in its sole discretion, or at the request of the Required

Lenders, continues to make Revolving Loans and advances under this Agreement upon the occurrence of an Event of Default or event that would constitute an Event of Default but for the requirement that notice be given or time elapse, any such Revolving Loans and advances may be in such amounts (subject to Section 14.10 hereof) and on such additional terms and conditions as the Agent or the Required Lenders may deem appropriate.

14.6         Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Company shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition or creditworthiness of the Company.  The Agent, however, shall provide the Lenders with copies of all financial statements, projections and business plans which come into the possession of the Agent or any of its officers, employees, agents or attorneys-in-fact and the Agent further agrees to comply with any reasonable request of a Lender in respect of the Agent’s rights under applicable provisions hereof to obtain information from and make inquires to the Company.

14.7         (a) The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, all Out-of-Pocket Expenses) of any kind whatsoever (including negligence on the part of the Agent) which may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any ancillary documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Agent’s gross negligence or willful misconduct. The agreements in this paragraph shall survive the payment of the Obligations.

(b)         The Agent will use its reasonable business judgment in handling the collection of the Receivables, enforcement of its rights hereunder and realization upon the Collateral but shall not be liable to the Lenders for any action taken or omitted to be taken in good faith or on the written advice of counsel.  The Lenders expressly release the Agent from any and all liability and responsibility (express or implied), for any loss, depreciation of or delay in collecting or failing to realize on any Collateral, the Obligations and for any mistake, omission or error in judgment in passing upon or accepting any Collateral or in making (or in failing to make) examinations or audits or for granting indulgences or extensions to the Company, any account debtor or any guarantor, other than resulting from the Agent’s gross negligence or willful misconduct.

14.8         The Agent may make loans to, and generally engage in any kind of business with the Company as though the Agent were not the Agent hereunder.  With respect to its loans made or renewed by it or loan obligations hereunder as Lender, the Agent shall have the same rights and powers, duties and liabilities under this Agreement as any Lender and may exercise the same as though it was not the Agent and the terms “Lender” and “Lenders” shall include the Agent in its individual capacity.

14.9         The Agent may resign as the Agent upon 30 days’ notice to the Lenders and such resignation shall be effective upon the appointment of a successor Agent.  If the Agent shall resign as Agent, then the Lenders shall appoint a successor Agent for the Lenders with the consent of the Company if no Event of Default has occurred and is continuing at such time, such consent not to be unreasonably withheld or delayed.  Any successor Agent shall succeed to the rights, powers and duties of the Agent and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  After any retiring Agent’s resignation hereunder as the Agent the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

14.10       Notwithstanding anything contained in this Agreement to the contrary, the Agent will not, without the prior written consent of all Lenders affected thereby:  (a) amend this Agreement or any other Loan Document to (i) reduce the interest rates or change the form in which interest is paid; (ii) reduce or waive (x) any fees in which the Lenders share hereunder, or (y) the repayment of any Obligations due the Lenders; (iii) extend and scheduled payment date or the maturity of the Obligations; (iv) alter or amend (x) Section 10.1 or this Section 14.10 or (y) the definitions of Applicable Reserve, Eligible Receivable, Collateral, Approved Fund, Borrowing Base, Excluded Receivables, Revolving Line of Credit, Availability, Overadvances, Dilution Reserve or Required Lenders; or (v) increase the Revolving Line of Credit or the advance percentages against Eligible Receivables or alter or amend the Agent’s criteria for determining compliance with such definitions of Eligible Receivable if the effect thereof is to increase Availability; or (b) except as otherwise required in this Agreement, release any Collateral in excess of $500,000 during any year.  Subject to the provisions of Section 12.2 and the provisions of this Section 14.10, in all other respects the Agent is authorized by each of the Lenders to take such actions or fail to take such actions under this Agreement if the Agent, in its reasonable discretion, deems such to be advisable and in the best interest of the Lenders.  Notwithstanding any provision to the contrary contained in this Agreement (including the provisions of Section 12.2 and Section 14.10 hereof) the Agent is authorized to take such actions or fail to take such actions in connection with (a) the exercise of (i) any and all rights and remedies under this Agreement (including but not limited to the exercise of rights and remedies under Section 10.2 of this Agreement) and (ii) its discretion in determining compliance with the eligibility requirements of Eligible Receivables and establishing reserves against Availability in connection therewith and/or (b) curing any ambiguity, defect or inconsistency in the terms of this Agreement; provided, that the Agent, in its reasonable discretion, deems such to be advisable and in the best interests of the Lenders.  In the event the Agent terminates this Agreement pursuant to the terms hereof, the Agent will cease making any loans or advances upon the effective date of termination except for any loans or advances which the Agent deems, in its sole discretion, to be reasonably required to maintain, protect or realize upon the Collateral.

14.11       [Reserved].

14.12       Each Lender agrees that, notwithstanding the provisions of Section 11 of this Agreement, any Lender may terminate this Agreement only as of the Commitment Termination Date.  Within 30 days after receipt of any such termination notice, the Agent shall, at its option, either (i) give notice of termination to the Company hereunder or (ii) purchase, or arrange for the purchase of, the Lender’s share of the Obligations hereunder for the full amount thereof plus accrued interest and fees thereon.  Termination of this Agreement by any of the Lenders as herein provided shall not affect the Lenders’ respective rights and obligations under this Agreement incurred prior to the effective date of termination as set forth in the preceding sentence.

14.13       If the Agent is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other similar official any portion of the payments made by the Company to the Agent as result of a bankruptcy or similar proceeding with respect to the Company or any other person or entity or otherwise, then each Lender shall, on demand of the Agent, forthwith return to the Agent its ratable share of any such payments made to such Lender by the Agent, together with its ratable share of interest and/or penalties, if any, payable by the Lenders; this provision shall survive the termination of this Agreement.

14.14       The Lenders agree to maintain the confidentiality of any non-public information provided by the Company to them, in the ordinary course of their business, provided, that the foregoing confidentiality provision shall terminate one (1) year after the termination date of this Agreement, and provided, further, that any such Lenders may disclose such information (i) to any applicable bank regulatory and auditor personnel, rating agencies or insurance regulators, (ii) upon the advice of their counsel, (iii) as may be required by order of any court, law or regulation, including the disclosure of the tax treatment and tax structure of the proposed credit facility or proper legal process to be disclosed, (iv) to any transferee, assignee or participant which receives such information having been made aware of the confidential nature thereof and having agreed to abide by the provisions of this Section 14.14, (v) to its employees, directors, agents, attorneys, accountants and other professional advisors, and to employees and officers of its affiliates who agree to be bound by the provisions of this Section 14.14 and who have a need for such information in connection with this Agreement, or (vi) which has been publicly disclosed other than in breach of this Agreement.  Anything herein to the contrary notwithstanding, the parties hereto and any successor or assign (and any of their employees, representatives or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective, executed, accepted and delivered as of the date first written above by their proper and duly authorized officers as of the date set forth above.

AQUILA, INC.

By:	/s/ Randy Miller
Title: Randy Miller
Vice President, Finance and Treasurer

Commitment:

$125,000,000	UNION BANK OF CALIFORNIA, N.A. (as Agent and Lender)

	By:	/s/ Henry Park
Title: Senior Vice President